As filed with the Securities and Exchange Commission on July 1, 2005

Registration No. 333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. ___)

GALAXY MINERALS, INC.
(Name of small business issuer in its charter)

Florida	1000	65-0974212
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 Park Avenue, Suite 203 Lake Villa, IL 60046	(847) 265-7600
(Address of principal executive offices and intended principal place of business)	(Telephone number)

Matthew J. Symonds, President
500 Park Avenue, Suite 203
Lake Villa, IL 60046
(847) 265-7600
(Name, address, and telephone
number of agent for service)

COPIES TO:

Craig V. Butler, Esq.
Brian A. Lebrecht, Esq.
The Lebrecht Group, APLC
22342 Avenida Empresa, Suite 220
Rancho Santa Margarita, California 92688
(949) 635-1240

Approximate date of proposed sale to the public:
From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock underlying the conversion of convertible promissory notes held by certain noteholders	300,000,000 (3)	$0.03	$9,000,000	$1,059.30
Common Stock underlying the exercise of warrants held by certain warrantholders	45,000,000 (4)	$0.03	$1,350,000	$158.90
Total Registration Fee				$1,218.20

(1)
In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible note and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 promulgated under the Securities Act of 1933, as amended. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants. Should the conversion ratio result in our having insufficient shares, or should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a post-effective amendment to this registration statement to cover the resale of such additional shares should that become necessary.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the closing bid and ask prices of the common stock as reported on the over-the-counter bulletin board on June 3, 2005.

(3)
Represents a good faith estimate of 200,000,000 shares for the shares of common stock issuable upon conversion of the convertible promissory notes issued to certain selling stockholders based upon a conversion price of $0.029 per share, which was the closing bid price of the common stock as reported on the over-the-counter-bulletin board on June 3, 2005, and an additional 100,000,000 shares to account for any interest charged under the notes and/or a decrease in the average closing bid price of the common stock.

(4)
Represents a good faith estimate of 30,000,000 shares for the shares of common stock issuable upon exercise of the warrants issued to certain selling stockholders based upon a conversion price of $0.029 per share, which was the closing bid price of the common stock as reported on the over-the-counter-bulletin board on June 3, 2005, and an additional 15,000,000 shares to account for any interest charged under the notes and/or a decrease in the average closing bid price of the common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 30, 2005

PROSPECTUS

Up to 345,000,000 shares of common stock

GALAXY MINERALS, INC.

Galaxy Minerals, Inc. is registering up to 345,000,000 shares for resale by existing holders of convertible promissory notes and warrants, including up to (i) 300,000,000 shares of common stock issuable upon conversion of up to $6,000,000 aggregate principal amount convertible promissory notes, which may be issued to certain selling stockholders based upon an assumed conversion price of $0.03 per share, and (ii) 45,000,000 shares of common stock issuable upon the exercise of warrants issued to holders of the foregoing notes based upon an assumed price of $0.03 per share. This offering will terminate when all 345,000,000 shares are sold, or a lesser number of shares if all convertible promissory notes and warrants under this offering are converted and exercised into a number of shares less than 345,000,000, or the date which is five years after the issuance of the last convertible promissory note or warrant to the note and warrant holder, unless we terminate it earlier.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the over-the-counter bulletin board under the symbol “GAXY.” The closing price of our common stock as reported on the over-the-counter bulletin board on June 3, 2005 was $0.029.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The selling stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the “Securities Act,” and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the common stock involves risks. Galaxy Minerals, Inc. currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 4. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold. Galaxy Minerals, Inc. is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering. Galaxy Minerals, Inc. will, however, receive proceeds upon the exercise of the warrants.

The date of this prospectus is __________________, 2005

PROSPECTUS SUMMARY

GALAXY MINERALS, INC.

We are an exploration stage mining company and have been in the mining industry since April 2004, when we acquired a company that already owned certain mineral rights. An exploration stage company is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We currently have mining rights in four mining sites located in the southwestern United States and South America. In addition, we are currently evaluating other mineral rights opportunities with a view to diversifying our activities.

Our objective is to explore the mines where we currently have mineral rights, and if those mines show possible mineral reserves, to mine the minerals for potential sale on the open market.

We intend to grow by mining our existing mineral rights, as well as obtaining additional mineral rights to locations we believe show a high probability of mineral reserves. We will be focusing our future mining activities on mines located in the southwestern United States.

Corporate Information

We were originally incorporated under the name Heavenexpress.com, Inc., in the State of Florida on December 8, 1999. At the time we operated under the name Heavenexpress.com, Inc., we were in the business of providing memorial products and services through the Internet. We have since ceased these business operations.

On September 3, 2004, we changed our name to Golden Sand Eco-Protection, Inc. On February 23, 2004, there was a change of control of the Company when Mr. Charles Scheuerman sold 7,550,000 shares, representing approximately 91% of our then issued common shares, to Yellow Jacket Investments Limited, a British Virgin Islands company.

Following this acquisition, we then acquired Yellow Jacket Finance Limited, a British Virgin Islands company, on April 20, 2004. The acquisition of Yellow Jacket Finance Limited was effected through a share exchange. We issued 241 million shares of our common stock in exchange for the entire share capital of Yellow Jacket Finance Limited. The transaction has been reflected in our accounts as a reverse merger.

Following our reverse merger with Yellow Jacket Finance Limited we became an exploration stage company that is engaged in the acquisition, development and exploitation of mineral assets. Our primary focus is to obtain minerals rights at mines for the purpose of mining gold, but we also plan to mine other minerals. Since these exploration operations began we have been involved in the following projects: the Yellow Jacket & Phoenix Mine, the Oatman/Lexington Mines, the Bonanza Project, and the Culebrillas Mine-Peru.

Our principal offices are located at 500 Park Avenue, Suite 203, Lake Villa, Illinois, 60046, and our telephone number is (847) 265-7600. Our website address is www.galaxyminerals.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

We are also registering up to 345,000,000 shares for resale by existing holders of convertible promissory notes and warrants, including up to (i) 300,000,000 shares of common stock issuable upon conversion of up to $6,000,000 aggregate principal amount convertible promissory notes, which may be issued to certain selling stockholders based upon an assumed conversion price of $0.03 per share, and (ii) 45,000,000 shares of common stock issuable upon the exercise of warrants issued to holders of the foregoing notes based upon an assumed price of $0.03 per share. Of the 300,000,000 shares being registered for the conversion of the convertible promissory notes, 200,000,000 of those shares represents a good faith estimate of the number of shares of common stock that will be issuable upon conversion of the convertible promissory notes issued to the selling stockholders based upon a conversion price of $0.029 per share, which was the closing bid price of the common stock as reported on the over-the-counter-bulletin board on June 3, 2005. The additional 100,000,000 shares are included to account for any interest charged under the notes and/or a decrease in the average closing bid price of the common stock before the holders elect to convert the notes. Of the 45,000,000 shares being registered for the exercise of warrants, 30,000,000 of those shares represents a good faith estimate of the number of shares of common stock that will be issuable upon exercise of the warrants issued to the selling stockholders based upon a price of $0.029 per share, which was the closing price of the common stock as reported on the over-the-counter-bulletin board on June 3, 2005. The additional 15,000,000 shares are included to account for any interest charged under the notes and/or a decrease in the average closing bid price of the common stock before the holders elect to convert the notes, which is what triggers the issuance of the warrants.

All of the common stock registered by this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold. We currently have 479,717,901 shares of common stock outstanding, and if all of the principal amount ($6,000,000) of the convertible promissory notes are converted and the warrants are exercised at the currently prevailing price, plus and additional 115,000,000 shares to account for interest or a decrease in our closing bid price, we will have approximately 824,717,901 shares of common stock outstanding.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We face risks in completing our exploration plans at the mining properties and achieving revenues. The following risks are material risks that we face. We also face the risks identified elsewhere in this Prospectus, including those risks identified under the Sections entitled Description of Business and Management Discussion and Analysis or Plan of Operation. If any of these risks occur, our business, our ability to achieve revenues, our ability to produce gold or other minerals, our operating results and our financial condition could be seriously harmed.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

Our strategy of mining the existing mines where we have mineral rights and acquiring additional mineral rights may not produce positive financial results for us.

Our strategy of mining the existing mines where we have mineral rights and acquiring additional mineral rights is subject to a variety of risks, including the:

•	Inability to locate valuable minerals in the mines;
•	Failure or unanticipated delays in mining the mines where we have mineral rights;
•	Property ownerships rights on the property where the mines are located;
•	Inability to negotiate favorable mineral rights agreements on satisfactory terms and conditions;
•	Increases in the prices of the mineral rights and mining equipment due to increased competition for acquisition opportunities or other factors; and
•	Inability to sell any mined minerals

If we are not able to successfully address these risks, it could materially harm our business and impair the value of our common stock.

If we do not obtain new financings in an amount sufficient to pursue exploration activities at the mining properties, and to pursue exploration and mineral rights at other properties, our exploration operations will be reduced.

To date we have relied on recent private placement financings in order to fund exploration of the properties. We will continue to require additional financing to complete our plan of operations for exploration work at the properties and to pursue additional exploration and mineral rights at other mineral properties. While our financing requirements may be reduced if we successfully extract valuable minerals, any impairment in our ability to raise additional funds through financings would reduce the available funds for the exploration of the properties, including additional test mining activities, with the result that our plan of operations may be adversely affected and potential recoveries reduced or delayed.

We have not had revenues in our last two fiscal years and there is no assurance that we will be able to achieve the financing necessary to enable us to precede with our exploration activities, including the test mining activities.

We have not had revenues in our last two fiscal years ended December 31, 2004, and 2003. While we will apply any proceeds from gold or other mineral sales generated from our test mining activities at the properties to help cover our exploration expenditures, we anticipate that our projected expenditures will far exceed any proceeds from those sales over the next twelve months, which will require that we obtain substantial financing in order for us to pursue our current plan of operations. If we do not achieve the necessary financing, then we will not be able to proceed with our planned exploration activities, including our planned test mining activities, and our financial condition, business prospects and results of operations will be materially adversely affected.

We have not established that there are any commercially viable mineral deposits on any of the properties and we have not established commercially viable operations on the properties, and, therefore, there is no assurance that we will recover any gold or other minerals from the properties, or if we do that any amounts we recover from test mining activities will be sufficient to continue our operations.

Our activities at the properties are currently in the exploration stage. While we have undertaken surveying, rock-chip sampling, and other test mining activities at the properties as part of our exploration program, we have not yet established a commercially viable operation on the properties. Therefore, there is no assurance that will recover any gold or other minerals, and no assurance that if we do, that we will recover quantities of gold that will enable us to continue our operations.

If we are unable to achieve projected mineral recoveries from our test mining activities at the properties, then our financial condition will be adversely affected and we will have less cash with which to pursue our operations.

We plan to undertake test mining activities as part of our exploration program for the properties. Our objective is to recover minerals from test mining activities to help offset the exploration cost of our test mining activities. As we have not established any reserves on these properties, there is no assurance that actual recoveries of minerals from material mined during test mining activities will equal or exceed our exploration costs. If our mineral recoveries are less than projected, then our mineral sales will be less than anticipated and may not equal or exceed the cost of exploration and recovery in which case our operating results and financial condition will be adversely affected.

If the cost of recovering gold and other minerals at the properties are higher than anticipated, then our financial condition and ability to pursue additional exploration will be adversely affected.

We have proceeded with geological surveys and sampling based on estimated capital and operating costs. If the actual capital and operating costs are greater than anticipated, then cash used in test mining activities at the properties will be greater than anticipated. An increase in the funds used in sampling and surveying activities will cause us to have less funds for other expenses, such as administrative and overhead expenses and exploration of our other mineral properties. In this event, our financial condition will be adversely affected and will have less funds with which to pursue our exploration programs.

Exploration activities, including surveying, sampling, and test mining and operating activities, are inherently hazardous.

Mineral exploration activities, including test mining activities, involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations that we undertake will be subject to all the hazards and risks normally incidental to exploration, test mining and recovery of gold and other minerals, any of which could result in work stoppages, damage to property and possible environmental damage. The nature of these risks are such that liabilities might result in us being forced to incur significant costs that could have a material adverse effect on our financial condition and business prospects.

If we experience exploration accidents or other adverse events at the mines then our financial condition and profitability could be adversely affected.

Our exploration activities, including test mining activities, are subject to adverse operating conditions. Exploration accidents or other adverse incidents, such as cave-ins or flooding, could affect our ability to continue mining activities. The occurrence of any of these events could cause a delay in the extraction of minerals or could reduce the amount of gold or other minerals that we may be able to recover, with the result that our ability to achieve recoveries from sales of the minerals and to sustain operations would be adversely impacted. Adverse operating conditions may also cause our operating costs to increase. Exploration accidents or other adverse events could also result in an adverse environmental impact to the land on which our operations are located with the result that we may become subject to the liabilities for environmental clean up and remediation.

As we have not reported revenues in recent fiscal periods, there is no assurance that we will be able to continue as a going concern.

Our financial statements included with this Registration Statement for the year ended December 31, 2004, have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended December 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

We face intense competition in the mining exploration industry and must compete with our competitors for financing and for qualified managerial and technical employees.

The mining exploration industry is intensely competitive in all of its phases. Competition includes large established exploration companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. We also compete with other exploration companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or for qualified employees, our exploration programs may be slowed down or suspended.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

There is a high degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of gold and other minerals, and their grades, must be considered as an estimate only. In addition, the quantity of reserves may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our mineral rights. In addition, there can be no assurance that mineral recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

There may be challenges to our mineral rights.

There may be challenges to the title to the mineral properties in which we hold mineral rights. If there are title defects with respect to any of the properties, we might be required to compensate other persons or perhaps reduce or change our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and development programs.

The ownership rights to the Culebrillas Gold Mine are the subject of a dispute between one or more parties, which may affect our mineral rights at that property.

We have recently become aware that there is a dispute between two or more parties regarding the current ownership of the Culebrillas Gold Mine in Peru. We have an agreement for the mineral rights to this mine with a party that represented they were the owner of the Culebrillas Mine. Pending the results of this dispute we have ceased paying under our agreement. The dispute may affect our rights under the agreement and we may lose all our mineral rights to this mine.

Under the terms of the financing deal up to approximately 345,000,000 shares of our common stock will be available for resale if all the corresponding promissory notes are converted, and the warrants exercised. The availability for sale of such a large amount of our stock may decrease the price at which our investors are able to sell their shares.

Under the terms of the financing, with an allocation for interest and/or a decrease in the closing bid price of our common stock, up to approximately 345,000,000 shares of our common stock will be available for resale if all the corresponding promissory notes are converted, and the warrants exercised. The sale of all or substantially all of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future. Additionally, any sales of the common stock by the selling shareholders will likely reduce the price of our common stock, which in turn would lead to additional shares being issued to the note and warrant holders upon the conversion or exercise of the notes and warrants, respectively. This would lead to further dilution to our shareholders.

Certain shares of our common stock are restricted from immediate resale. The lapse of those restrictions, coupled with the sale of the related shares in the market, or the market’s expectation of such sales, could result in an immediate and substantial decline in the market price of our common stock.

A substantial number of our shares of common stock are restricted from immediate resale in the public market (out of our 479,717,901 shares outstanding, 452,798,600 of the shares are restricted). The sale or resale of those shares in the public market, or the market’s expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

Because we are subject to the “penny stock” rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTC Electronic Bulletin Board. Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,”“expect,”“anticipate,”“intend,”“plan,”“estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of warrants. Based on the current market value of our common stock the average exercise price to acquire all of the shares of common stock included in this prospectus underlying the exercise of warrants is $0.03 per share, and the maximum proceeds to us upon the exercise of all the warrants is approximately $900,000.

These proceeds would be received from time-to-time as warrants are exercised, and we will use these proceeds for working capital needs.

Our allocation of proceeds represents our best estimate based upon the expected exercise of warrants and the requirements of our proposed business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the Over the Counter Bulletin Board under the symbol “GAXY.” The offering price for the common stock being registered is based upon the market price of our common stock for June 3, 2005, which was a closing price of $0.03 and a closing bid price of $0.29.

DILUTION

Our net tangible book value as of December 31, 2004 was $3,065,646, or $0.0064 per share of common stock outstanding as of June 30, 2005. Net tangible book value per share is determined by dividing our tangible book value (our total tangible assets less our total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Galaxy Minerals, Inc., our net tangible book value will be unaffected by this offering. Our net tangible book value per share, however, will be impacted by the common stock to be issued upon the conversion of the promissory notes and the exercise of the warrants. The amount of dilution will depend on the conversion price for the notes, the exercise price for the warrants, and the total number of shares issued. The following example shows the dilution upon the conversion of all $6,000,000 principal of the promissory notes at an average conversion price of $0.029 per share, with additional shares added to account for interest and/or a decrease in our stock price (300,000,000 shares total), and the exercise of all the warrants at an average exercise price of $0.029 per share, with additional shares added to account for interest on the promissory notes and/or a decrease in our stock price (45,000,000 shares total), which would represent an immediate increase in net tangible book value to existing stockholders of $0.0226 per share and an immediate dilution to new stockholders of $0.0253 per share. The following table illustrates the per share dilution:

Proposed exercise price (per share)		$0.029
Net tangible book value per share at December 31, 2004	$0.0064
Increase in net tangible book value per share attributable to the proceeds of the maximum offering	$0.0253
Pro forma net tangible book value per share after the offering		$0.0037
Dilution to new investors	$0.0253

The following table sets forth on a pro forma as adjusted basis, as of June 30, 2005, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the note and warrant holder under the financing being registered hereunder.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing Stockholders	479,717,901	58%	$16,962,863	77%	$0.035
Offering Shares	345,000,000	42%	$5,100,000	23%	$0.029
Total	824,717,901	100%	$22,062,863	100%

SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares Underlying Convertible Notes or Warrants		Shares before offering	Percent before offering	Shares after offering		Percent after offering (1)

GCA Strategic Investment Fund Limited	-0-	345,000,000	(2)	-0-	0%	345,000,000	(2)	42%

Total	-0-	345,000,000	(2)	-0-	0%	345,000,000	(2)	42%

(1)
Based on approximately 824,717,901 shares outstanding after offering if the selling shareholder converts all promissory notes and exercises all warrants, with an allocation being made for interest on the notes and a possible decrease in the fair market value of our common stock.

(2)
Includes the following: (i) a good faith estimate of 200,000,000 shares for the shares of common stock issuable upon conversion of the convertible promissory notes issued to certain selling stockholders based upon a conversion price of $0.029 per share, which was the closing bid price of the common stock as reported on the over-the-counter-bulletin board on June 3, 2005, and an additional 100,000,000 shares to account for any interest charged under the notes and/or a decrease in the average closing bid price of the common stock; and (ii) a good faith estimate of 30,000,000 shares for the shares of common stock issuable upon exercise of the warrants issued to certain selling stockholders based upon a conversion price of $0.029 per share, which was the closing bid price of the common stock as reported on the over-the-counter-bulletin board on June 3, 2005, and an additional 15,000,000 shares to account for any interest charged under the notes and/or a decrease in the average closing bid price of the common stock. Under the terms of the financing, GCA Strategic Investment Fund Limited is limited in the number of shares it can receive upon conversion of the promissory notes, or exercise of the warrants, to less than 5% of our then outstanding common stock, including stock it owned prior to the conversion or exercise. In all events, GCA cannot hold 20% or more of the then outstanding shares absent shareholder consent as required by the rules of the NASDAQ Stock Market.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$1,250.00
Transfer Agent Fees	Approximately	$1,000.00
Costs of Printing and Engraving	Approximately	$1,000.00
Legal Fees	Approximately	$50,000.00
Accounting Fees	Approximately	$15,000.00
Total		$68,250.00

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities. We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers, and none of our officers and directors serve as a director for any other reporting issuer.

Name	Age	Position(s)

Matthew J. Symonds	35	President/Chief Executive Officer, and a Director, Secretary, and Treasurer (2004)

Dr. Thomas P. Fry	33	Director (2005)

David L. Mayer	38	Director (2004)

Matthew J. Symonds is our President/Chief Executive Officer, and is a member of our Board of Directors. Over the past 13 years Mr. Symonds has been the owner and operator of 2 cremation societies, 4 funeral homes, and 1 crematory. Mr. Symonds received a Bachelor of Science in Advanced Technical Studies and Business Management from the University of Illinois.

Dr. Thomas P. Fry is a member of our Board of Director and is an independent Director. Dr. Fry is a licensed medical doctor and since 2003 has been an Attending Physician of Convenient Care for Central Dupage Hospital. As an Attending Physician of Convenient Care, Dr. Fry provides medical care to patients at five different stand alone walk-in immediate care centers. From 2001 to 2003, Dr. Fry was an Attending Family Physician with Northshore Family Practice, Ltd., where he provided full service medical care in outpatient, inpatient, and extended care facilities. From 1998 to 2001, Dr. Fry was a Family Medicine Resident Physician with LaGrange Memorial Hospital where he worked as a resident physician in a family practice residency. Dr. Fry received a Bachelor of Science from the University of Illinois in 1993, and graduated from the Chicago College of Osteopathic Medicine in 1998.

David L. Mayer is a member of our Board of Directors and is an independent Director. Since 2003, Mr. Mayer has been the Executive Assistant to the Chief Executive Officer of Install-Shield Corp. From August 2001 to October 2003, Mr. Mayer was a Director of Personal Training at Ballys Health Clubs. From 1994 through 2001, Mr. Mayer was a consultant with Stealth Enterprises, Inc.

Board Committees

Our board of directors does not have an audit or compensation committee to review our internal accounting procedures or the compensation we pay our officers and other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2005, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock

Name and Address (1)	Nature of Affiliation	Common Stock Ownership	Percentage of Common Stock Ownership (2)
Matthew J. Symonds	Chief Executive Officer, Chief Financial Officer, Secretary, and a Director	1,800,000	<1%
Dr. Thomas P. Fry	Director	1,200,000	<1%
David L. Mayer	Independent Director	1,200,000	<1%
Birchington Investments Ltd.	5% Owner	55,250,000	11.5%
First Finance Limited Nerine Chambers Quastisky Bldg., 3rd Floor Road Town, Tortola British Virgin Islands	5% Owner	29,352,000	6.1%
Scott Goldstein 441 N. Crooked Lane Lindhurst, IL 60046	5% Owner	72,160,462 (3)	15%
Langley Park Investment Trusst Plc. % Len Russel Christows Ltd. 29-30 Cornhill, 5th Floor London, EC3V 3ND United Kingdom	5% Owner	37,894,740	7.9%
Lucky Seven Partners NV Copthall, P.O. Box 2331 Roseau, St. George 00152 Dominica	5% Owner	27,600,000	5.8%
Saxon Minerals Trust 54 Lombard St. London EC3P 3AH United Kingdom	5% Owner	24,000,000	5%
Shoreland Investments, Ltd. Palm Grove House P.O. Box 438 Road Town Tortola British Virgin Island	5% Owner	29,048,100	6%
Stephen Stamp 7300 Turfway, Suite 300 Florence Spokane, KY 41042	5% Owner	28,690,442	6%
Thompson Projects, Inc. Hunkins Waterfront Plaza, Main Street, P.O. Box 568 Charlestown, Virgin Island	5% Owner	27,600,000	5.8%
Trinity House Incorporated P.O. Box 119 Palm Chambers, Road Town Tortola British Virgin Island	5% Owner	29,502,000	6.1%
All Officers and Directors as a Group (3 Persons)		4,200,000	<1%

(1)	Unless stated otherwise, the address of each affiliate is c/o Galaxy Minerals, Inc., 500 Park Avenue, Suite 203, Lake Villa, Illinois 60046.
(2)
Unless otherwise indicated, based on 479,717,901 shares of common stock issued and outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(3)
Mr. Goldstein’s common stock holdings are comprised of 6,794,825 shares owned by him and a total of 65,365,637 shares owned by affiliates as follows: Amulet Holdings Limited (36,593,537 shares), Seahorse International Investments Ltd. (28,472,100 shares), and Stealth Enterprises, Inc. (300,000 shares). Mr. Goldstein controls all of these entities.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. As of June 30, 2005, there are 479,717,901 shares of our common stock issued and outstanding, and no shares of our preferred stock issued or outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. On April 1, 2005, we issued a stock dividend equal to one share of our common stock for each five shares of our common stock owned to all of our shareholders as of March 31, 2005. We do not expect to pay an additional stock dividend or any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We are authorized to issue 10,000,000 shares of preferred stock, par value $0.001. We have not issued, nor established any series for, any of our preferred stock. The availability or issuance of preferred shares in the future could delay, defer, discourage or prevent a change in control.

Stock Option Plan. In 2004, our Board of Directors adopted the 2004 Equity Compensation Plan. Under the 2004 Plan, 25,000,000 shares of common stock were authorized for issuance as Incentive Stock Options or Non-Incentive Stock Options to our key employees, officers, directors or consultants.

The purchase price of the common stock subject to each Incentive Stock Option shall not be less than the fair market value (as determined in the 2004 Plan), or in the case of the grant of an Incentive Stock Option to a principal stockholder, not less that 110% of fair market value of such common stock at the time such option is granted. The purchase price of the common stock subject to each Non-Incentive Stock Option shall be determined at the time such option is granted.

The 2004 Plan shall terminate ten years from the earlier of the date of its adoption by the Board of Directors or the date on which the 2004 Plan was approved by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon, and no option shall be granted after termination of the 2004 Plan. Subject to certain restrictions, the 2004 Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Florida. We have granted 24,000,000 shares of our common stock under the 2004 Plan.

Transfer Agent. The transfer agent for our common stock is Transfer Online, Inc., 317 S.W. Alder St., 2nd Floor, Portland, Oregon 92704, telephone number (503) 227-2950.

INTEREST OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group owns 774,285 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article VIII of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. Our bylaws do not address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

We were originally incorporated under the name Heavenexpress.com, Inc., in the State of Florida on December 8, 1999. At the time we operated under the name Heavenexpress.com, Inc., we were in the business of providing memorial products and services through the Internet. We have since ceased these business operations.

On September 3, 2004, we changed our name to Golden Sand Eco-Protection, Inc. On February 23, 2004, there was a change of control of the Company when Mr. Charles Scheuerman sold 7,550,000 shares, representing approximately 91% of our then issued common shares, to Yellow Jacket Investments Limited, a British Virgin Islands company.

Following this acquisition, we then acquired Yellow Jacket Finance Limited, a British Virgin Islands company, on April 20, 2004. The acquisition of Yellow Jacket Finance Limited was effected through a share exchange. We issued 241 million shares of our common stock in exchange for the entire share capital of Yellow Jacket Finance Limited. The transaction has been reflected in our accounts as a reverse merger.

Following our reverse merger with Yellow Jacket Finance Limited we became an exploration stage company that is engaged in the acquisition, development and exploitation of mineral assets. Our primary focus is to obtain minerals rights at mines for the purpose of mining gold, but we also plan to mine other minerals. Since these exploration operations began we have been involved in the following projects: the Yellow Jacket & Phoenix Mine, the Oatman/Lexington Mines, the Bonanza Project, and the Culebrillas Mine-Peru.

DESCRIPTION OF BUSINESS

Our Projects

We are an exploration stage company. An exploration stage company is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. All of the properties in which we have mineral rights are presently in the exploration stage. We do not have any commercially viable reserves on any of the properties. There is no assurance that a commercially viable mineral deposit exists on any of the mineral properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of any of the properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

  A glossary of the mining and mineral resource terms used in this Registration Statement is attached as an Exhibit hereto.

A brief description and our plan of operations for each of the properties where we have mineral rights are discussed below:

Yellow Jacket & Phoenix Mine

The Yellow Jacket & Phoenix Mine consists of 40 acres and is located in the Oro Blanco Mining District in Santa Cruz County, Arizona. Pursuant to a joint venture agreement with Oro Blanco, LLC, a Nevada limited liability company, and Stealth Enterprises, Inc., an Illinois corporation, dated February 2004, we currently own the rights to 51% of all minerals and any other materials, whether natural or man-made, extracted from the Yellow Jacket & Phoenix Mine. Oro Blanco, LLC, and Stealth Enterprises, Inc., are controlled by one of our shareholders.

During this past year we drilled, rock-chip sampled, conducted soil geochemistry, gathered samples for assays, conducted numerous field excursions, and consulted with various mining engineers, and other industry personnel, regarding these mines. We also re-graded the roads surrounding the mines to increase accessibility. Based on the results of these activities we believe the placement of a pilot plant, which is a tool that extracts minerals from the rocks in the mine, would be advantageous at this time and plan to put one in place as soon as funds are available.

Although not related to our joint venture agreement with Oro Blanco, LLC and Stealth Enterprises, Inc., in April, 2004, we acquired the rights to explore approximately 50 unpatented claims covering 1,000 acres near the Yellow Jacket & Phoenix Mine from the State of Arizona. After preliminary exploration of this property, we deemed this land to be unworthy of further exploration and let our mineral rights to these claims lapse in July, 2004.

Oatman/Lexington Mines

The Oatman/Lexington Mines consist of 7 patented (privately-owned land where owner can mine or convey rights to the property) and 76 unpatented (government-owned land where the government has conveyed the right to mine the property) mining claims in and around Oatman, Arizona. Searchlight Exploration, LLC, an Arizona limited liability company, owns the mining and minerals rights to these mines. Pursuant to a joint venture agreement with Searchlight dated October 31, 2004, we have the right to take samples and explore at this mine and must put at least $100,000 of work into the exploration and sampling at this mine. Under the agreement we pay $10,000 per quarter for the rights under this agreement. If we fail to make these payments Searchlight has the right to terminate this agreement and disallow further exploration by us at this mine.

Currently, we are in the process of conducting preliminary plotting, mapping, and rock chip sampling from the 7 patented mines. After this is completed we currently plan on hiring a geological services company to conduct a review of the 76 unpatented parcels of property. To date, the mining of this location is in the preliminary stages and we do not anticipate any substantial mining at this location in the near future.

Bonanza Project

On March 14, 2005, we entered into a joint venture agreement with Searchlight Exploration, LLC, an Arizona limited liability company, which owns the mining and mineral rights to mines known as the Bonanza Project. The Bonanza Project consists of approximately 5,000 acres of land located in Mohave County, Arizona. Pursuant to the joint venture agreement, we have the right to take samples and explore at this mine and must put at least $100,000 of work into the exploration and sampling at this mine. Under the agreement we pay $5,000 up front, $10,000 per calendar quarter, and 250,000 shares of our common stock, restricted in accordance with Rule 144, for the rights granted to us under this agreement. If we fail to make these payments Searchlight has the right to terminate this agreement and disallow further exploration by us at this mine. Under the terms of the agreement we also owe Serpent Mining Limited 50,000,000 shares of our common stock, restricted in accordance with Rule 144, as a finder’s fee for locating the Bonanza Project. As of March 31, 2005, we had not issued the 250,000 shares to Searchlight or the 50,000,000 shares to Serpent.

Since the agreement with Searchlight is recent, currently, we only have plans to take bids from drilling and/or engineering companies to drill sample locations on the project. Based on these results we will develop and plan going forward.

Culebrillas Gold Mine

The Culebrillas Gold Mine is located in the Pataz Gold Belt of Northern Peru. Pursuant to an agreement with Javier Iparraguirre Sagastegui, an individual, we believed we had acquired the certain mineral rights to develop and drill at the Culebrillas Gold Mine. However, it has recently come to our attention that the underlying rights to the Culebrillas Gold Mine may be in dispute between Mr. Sagastegui and a third party. We are not a party to this dispute. We are currently investigating this dispute and its potential impact on our mineral rights to the Culebrillas Gold Mine. Until this dispute regarding the rights to the Culebrillas Gold Mine is resolved we have ceased all payments to Mr. Sagastegui under our agreement. If Mr. Sagastegui is found to not have the mineral rights to the Culebrillas Gold Mine this would affect our rights to the Culebrillas Gold Mine and we may have to take further action at that time.

On March 29, 2005, we received a letter from an entity called JIS Holdings, S.A., a company attempting to assert certain rights under our agreement with Mr. Sagastegui, including the rights to our payments that would be due to Mr. Sagastegui if we were certain of his ownership of the Culebrillas Gold Mine. We have not received any evidence that Mr. Sagastegui transferred his ownership interest in the Culebrillas Gold Mine, and we did not consent to any assignment of his ownership interest in the Culebrillas Gold Mine, which is a requirement under our agreement with Mr. Sagastegui. Therefore, we are withholding the payments pending a resolution of this matter.

To our knowledge, the agreement entered into between the parties regarding the mineral rights to the Culebrillas Gold Mine has not yet been recorded at Sunarp, which is the official government recording office in Peru.

It has also come to our attention that the entity now known as JIS Holdings, S.A. may have originally incorporated in Peru under the name Galaxy Minerals, S.A. If there was an entity created in Peru called Galaxy Minerals, S.A. it was done without our consent or knowledge, and it is not affiliated with our company.

On March 22, 2005, we issued a press release relating to the Culebrillas Gold Mine, a portion of which we believe needs additional clarification. The press release stated: “Galaxy Minerals has people on location and will be tendering for a planned intensive drilling program. We hope to see drilling take place in the later (sic) half of this year.”

At the time of this press release it was our intention to send out bids for the drilling work at the mine, as is the industry norm. The reference to “people on location” is in reference to people that are on location in Peru to assist Galaxy in its business there and not a reference to people located in the United States. The same reference appeared in later press releases between March 23, 2005 and March 29, 2005.

Overview of the Mines

Due to our fairly recent acquisition of the mineral rights associated with the above properties, we are still early in the process of mapping and sampling these mines for potential mineral deposits. Therefore, despite our ownership of the mineral rights described above and the fact we have begun plotting, mapping, and sampling from some of the mines, as of the date of this Registration Statement we have not extracted any minerals from these mines, other than samples, and have not received any revenue from these exploration operations. We do not know when, or if, we will begin to receive revenue from operations.

In some of our filings and press releases the term “Inferred Mineral Resource” is used. For clarification purposes the following is a recognized definition of this term.

An “Inferred Mineral Resource” is that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes which may be limited or of uncertain quality and reliability.

An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource.

The category is intended to cover situations where a mineral concentration or occurrence has been identified and limited measurements and sampling completed, but where the data are insufficient to allow the geological and/or grade continuity to be confidently interpreted. Due to the uncertainty which may attach to some Inferred Mineral Resources, it cannot be assumed that all or part of an Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. Confidence in the estimate is usually not sufficient to allow the appropriate application of technical and economic parameters or to enable an evaluation of economic viability. Caution should be exercised if this category is considered in economic studies.

Our Growth Strategy

Our objective is to successfully locate and mine minerals, and then sell those minerals on the open market.

We intend to grow in two ways. First, we intend to continue exploring the existing mines where we have mineral rights to hopefully locate mineral reserves that we can mine and sell on the open market. Second, we intend to be active in locating and acquiring mineral rights at mines that we explore and that we believe will have a high probability of having mineral reserves. As noted above, we are currently in the various stages of exploring the mines where we have mineral rights. Currently, in addition to our existing mines, we are targeting the Southwestern United States, as well as South America, in our search for additional mineral rights that we may be interested in purchasing.

Intellectual Property

We do not have any trademarks, patents, or other intellectual property.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Research and Development

We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future.

Compliance with Environmental Laws

As a company involved in mining we are subject to various environmental laws regarding what substances may be put in, and how materials may be extracted from, the ground, but these are not environmental regulations particular to the mining industry, they are regulations that all individuals or businesses must follow.

Employees

We currently employ one individual, who is our sole officer and one of our directors. Our other two directors are non-employee directors. For the rest of our operations we use the services of independent contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis or Plan of Operations contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Annual Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Summary Overview

We are a company involved in the mining of natural minerals in several mines, which we own some or all of the minerals rights to mine. Through our subsidiary, we have the minerals rights to mine at four different mines. To date, we have conducted exploratory drilling at several of these locations but have not mined any minerals from the mines, other than samples, and have not derived any revenues from our current business operations, and have not had revenues in our last two fiscal years ended December 31, 2004, and 2003.

Plan of Operation

As of the date of this Registration Statement, we have serious concerns as to whether we have, and will have, sufficient cash flow to continue to operate for the next twelve months if we are not successful in obtaining financing. We will apply any proceeds from gold or other mineral sales generated from our test mining activities at the properties to help cover our exploration expenditures, but we anticipate that our projected expenditures will far exceed any proceeds from those sales over the next twelve months, which will require that we obtain substantial financing in order for us to pursue our current plan of operations. We are looking for both public and private sources of financing. There can be no assurance, however, that we can obtain sufficient capital on acceptable terms, if at all. If we do not achieve the necessary financing, then we will not be able to proceed with our planned exploration activities, including our planned test mining activities, and our financial condition, business prospects and results of operations will be materially adversely affected.

For our exploration activities at the properties, we continue to evaluate the results from the drilling program and the surface sampling at the four mines. We are determining the optimal method for determining the size of our mineral reserve at all the locations. At the same time, we are evaluating other minerals opportunities with a view to diversifying our activities.

Change in Employees

We do not have any plans to change our number of employees in the foreseeable future. We plan to continue to utilize independent contractors for the exploration activities, located possible new mineral rights opportunities, and for some of our general business affairs.

Explanatory Paragraph in Our Independent Registered Public Accounting Firm Report

Our independent accountants have included an explanatory paragraph in their most recent report, stating that our audited financial statements for the period ending December 31, 2004, were prepared assuming that we will continue as a going concern. However, they note that we have not yet generated significant revenues, that we have an accumulated working capital deficit, and that there are no assurances that we will be able to meet our financial obligations in the future.

Our independent accountants included the explanatory paragraph based primarily on an objective test of our historical financial results. Although we agree that this explanatory paragraph is applicable when the objective test is applied, we believe that upon successful implementation of our business plan in the next fiscal year, future audit reports may be issued without this explanatory paragraph.

Year ended December 31, 2004 compared to year ended December 31, 2003

Results of Operations

Introduction

Our business operations for the year ended 2004 versus 2003 are vastly different, reflecting our change from a development stage company to an exploration stage company with operations, as a result of our acquisition of the Yellow Jacket Finance Limited acquisition and our joint venture agreements with various third parties to explore and begin mining the four mines where we are currently on-site. Our consolidated financial statements for the year ended December 31, 2004 reflect this change in our business operations. While we had no revenues for the years ended December 31, 2004, and 2003, we incurred significant operating costs due to our acquisition of certain mining rights and therefore we continue to operate at a substantial loss.

Revenues, Expenses and Loss from Operations

Our revenues, cost of goods sold, general and administrative expenses, and loss from operations for the years ended December 31, 2004 and 2003, respectively, are as follows:

	Year Ended December 31, 2004	Year Ended December 31, 2003

Revenue	$--	$--
Exploration Expenses	12,241,644	11,544
Total Exploration Stage Expenses	(12,241,644)	(11,544)
Loss from Operations	$(12,241,644)	$(11,544)
Net Loss	$(12,833,165)	$(11,544)

 Revenues

Revenues for the year ended December 31, 2004 were $0 compared to $0 for the same period in 2003. Due to our acquisition of Yellow Jacket Finance Limited we are now an exploration stage company, however, we have not progressed enough in our mining activities to have revenues from these operations. We anticipate we will have revenues from our mining activities at some point in the future but we do not know when we will begin to have revenues.

Exploration Stage Expenses

Total operating exploration stage expenses were $12,241,644 for the year ended December 31, 2004, as compared to $11,544 for the year ended December 31, 2003. This significant increase in total operating expenses is due to a significant increase in our professional and consulting expenses and our general and administrative expenses. For the year ended December 31, 2004, our professional and consulting expenses totaled $2,728,131, compared to $10,973 for the year ended December 31, 2003. This increase was a result of contracting with consultants to assist in the acquisition of the mineral rights and the increased legal and accounting expenses related to regulatory reporting and compliance as a public company. Our general and administrative expenses increased from $221 to $32,924 from the years ended December 31, 2003 and December 31, 2004, respectively. This increase was due to the additional expenses involved in managing our business operations.

Net Loss

We experienced a net loss of ($12,833,165) for the year ended December 31, 2004 as compared to a net loss of ($11,544) for the year ended December 31, 2003. This increase is primarily attributable to the acquisition of the minerals rights at the four mines.

Three months ended March 31, 2005 compared to the three months ended March 31, 2004

Results of Operations

Introduction and Plan of Operation

Results for the three months ended March 31, 2005, are much different than our results for the three months ended March 31, 2004, due to our change from a development stage company to an exploration stage company, as a result of our acquisition of the Yellow Jacket Finance Limited acquisition in April 2004, and our joint venture agreements with various third parties to explore and begin mining the four mines where we are currently on-site. Our financial statements for the quarter ended March 31, 2005, reflect this change in our business operations. While we had no revenues for the quarter ended March 31, 2005, we incurred significant exploration stage costs due to the costs associated with our acquisition of certain mining rights and therefore we continue to operate at a substantial loss. Our operations consist primarily of the initial exploration of our recently acquired mining claims. We do not anticipate having any revenues in the foreseeable future and our activities until that time will continue to be primarily the acquisition and exploration of mining claims.

Revenues and Loss from Operations

Our revenues, exploration expenses, operating expenses, and loss before taxes for the quarter ended March 31, 2005, as compared to the quarter ended March 31, 2004, are as follows:

	Quarter Ended	Quarter Ended
	March 31, 2005	March 31, 2004

Exploration expenses	$174,150	$--
Laboratory expenses	1,121	--
Professional and consulting fees	837,125	2,000
Rent	6,000	--
General and administrative	23,441	159
Total expenses	1,041,837	2,159
Loss before taxes and other Gains (Losses)	$(1,041,837)	$(2,159)

Taxes, Joint Venture Interests, and Net Loss

Our taxes, income from joint venture interest, and net loss for the quarter ended March 31, 2005, as compared to the quarter ended March 31, 2004, are as follows:

	Quarter Ended	Quarter Ended
	March 31, 2005	March 31, 2004

Income tax provision	$--	$--
Minority interest in joint venture	--	56
Net loss	$(1,041,266)	$(2,103)

Our net loss for the three months ended March 31, 2005, was ($1,041,266) compared to ($2,103) for the three months ended March 31, 2004. The significant increase in our net loss was due to the fact that we acquired Yellow Jacket Finance Limited and began exploratory mining operations in April 2004. These exploration stage expenses accounted for $1,041,837 of our net loss. The other gains (losses) of realized and unrealized gain on the sale of marketable securities totaled $571.

Liquidity and Capital Resources

Introduction

We have not generated any revenue to date. We have primarily financed our activities from loans from our shareholders. We received loans from a shareholder to undertake the Yellow Jacket and Phoenix drilling programs. Substantially all of these loans were drawn and expensed in the second quarter of 2004.

Our cash, total assets, and total liabilities as of March 31, 2005, as compared to March 31, 2004, are as follows:

	As of	As of
	March 31,	March 31
	2005	2004

Cash and cash equivalents	$279,525	$49,986
Total assets	2,696,227	49,986
Total liabilities	26,300	52,119

Our total assets have increased as a result of the stock swap arrangements with Langley Park Investments PLC. Under the terms of the stock swap we exchanged some of our common stock for common stock of Langley Park Investments PLC. The Langley Park Investments PLC common stock we own is an asset valued at $2,362,680.

Cash Requirements

On May 9, 2005, we closed a financing deal for up to $6,000,000 in financing. On May 9, 2005, upon the closing of this financing we received $1,870,000 in exchange for a $2,200,000 principal amount convertible promissory note. We believe this financing deal will provide us the cash necessary to operate for the next six to twelve months.

Sources and Uses of Cash

Operations

Net cash used by exploration stage activities operations was ($209,837) for the quarter ended March 31, 2005, as compared to ($7,688) for the same period in 2004. Negative operating cash flows during the quarter ended March 31, 2005, were created primarily by corporate fixed and overhead expenses.

Investing

There was no net cash provided by investing activities for the three months ended March 31, 2005 and 2004.

Financing

Net cash provided by financing activities was $83,613 and $57,648, for the quarter ended March 31, 2005 and 2004, respectively. In the three months ended March 31, 2005, financing activities included proceeds from sales of common stock of $83,613. Net cash provided by financing activities during the quarter ended March 31, 2004, included a capital contribution from an officer totaling $7,604, and loans to the company from a shareholder totaling $50,100.

Debt Instruments, Guarantees, and Related Covenants

As of March 31, 2005 and 2004, we did not have any outstanding debt instruments, guarantees, or related covenants.

Critical Accounting Policies

The Company accounts for its stock-based compensation arrangements with employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

DESCRIPTION OF PROPERTY

Corporate Office

Our corporate headquarters are subleased from Stealth Enterprises, Inc., an Illinois corporation, pursuant to an oral sublease. We occupy approximately 200 square feet, for $2,000 per month. We believe this space is in good condition and adequate for our current needs.

Pursuant to various joint venture agreements we lease certain mining and mineral rights as set forth under Item 16 - Description of Business.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Subsidiary

On September 3, 2004, we changed our name to Golden Sand Eco-Protection, Inc. On February 23, 2004, there was a change of control of the Company when Mr. Charles Scheuerman sold 7,550,000 shares, representing approximately 91% of our then issued common shares, to Yellow Jacket Investments Limited, a British Virgin Islands company.

Following this acquisition, we then acquired Yellow Jacket Finance Limited, a British Virgin Islands company, on April 20, 2004. The acquisition of Yellow Jacket Finance Limited was effected through a share exchange. We issued 241 million shares of our common stock in exchange for the entire share capital of Yellow Jacket Finance Limited. The transaction has been reflected in our accounts as a reverse merger.

On February 23, 2004, while we were still named Golden Sand Eco-Protection, Inc., we entered into an acquisition agreement with Yellow Jacket Finance Limited, a Virgin Islands company, and its shareholders, which resulted in a change of our management, Board of Directors, and ownership. Pursuant to the terms of the agreement, the following occurred:

•
in exchange for 100% of the stock of Yellow Jacket Finance Limited, we issued 241 million shares of our common stock to the Yellow Jacket Limited shareholders, which represented over 97% of our then outstanding common stock;

•	our sole director prior to the effectiveness of the agreement tendered his resignation as our director, which was effective March 18, 2004.

Financing Transactions with Shareholder

During the year ended December 31, 2004, one of our shareholders loaned us $162,791 for working capital, which was repaid during the year ended.

Also, during the year another shareholder loaned us $72,581 for working capital. This amount was repaid prior to the year ended.

Employment Agreements and Compensation of Officers and Directors

None of our officers or directors is subject to an employment agreement. Upon appointment to the Board of Directors each of our Directors received 1,000,000 shares of our common stock, restricted in accordance with Rule 144, for their services to be rendered as a Director. If the Director stays with us for less than six months the shares are to be returned to us upon their resignation or termination. Mr. Symonds received an additional 500,000 shares for his position as our sole officer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock currently trades on the Over the Counter Bulletin Board under the symbol “GAXY,” and has traded under that symbol since April 15, 2004. Prior to April 15, 2004, our common stock was traded under the symbol “GSEP.” There have been a limited number of trades in our common stock.

The following table sets forth the high and low bid information for each quarter during the prior two fiscal years, as provided by The NASDAQ Stock Market, Inc. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

	High	Low
Fiscal year ended December 31, 2003:
First Quarter	$0.00	$0.00
Second Quarter	$0.00	$0.00
Third Quarter	$0.00	$0.00
Fourth Quarter	$0.00	$0.00

Fiscal year ended December 31, 2004:
First Quarter	$0.00	$0.00
Second Quarter	$0.45	$0.00
Third Quarter	$0.80	$0.30
Fourth Quarter	$0.56	$0.22

Fiscal year ended December 31, 2005:
First Quarter	$2.18	$0.10
Second Quarter (through June 22, 2005)	$0.15	$0.02

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Holders

As of December 31, 2004, and June 30, 2005, there were 392,859,952 (adjusted to reflect 20% stock dividend, effective March 31, 2005) shares and 479,717,901 shares, respectively, of our common stock issued and outstanding and held of record by approximately 67 and 114 shareholders of record, respectively. There are no shares of our preferred stock issued or outstanding.

Dividends

We did not pay any dividends on our common stock during the year ended December 31, 2004. However, on April 1, 2005, we did issue a stock dividend equal to one share of our common stock for each five shares of our common stock owned to all of our shareholders as of March 31, 2005.

The payment of cash or stock dividends on our common stock in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

Securities Authorized for Issuance Under Equity Compensation Plans

Galaxy Minerals, Inc. 2004 Equity Compensation Plan

In 2004, our Board of Directors adopted the 2004 Equity Compensation Plan. Under the 2004 Plan, 25,000,000 shares of common stock were authorized for issuance as Incentive Stock Options or Non-Incentive Stock Options to our key employees, officers, directors or consultants.

The purchase price of the common stock subject to each Incentive Stock Option shall not be less than the fair market value (as determined in the 2004 Plan), or in the case of the grant of an Incentive Stock Option to a principal stockholder, not less that 110% of fair market value of such common stock at the time such option is granted. The purchase price of the common stock subject to each Non-Incentive Stock Option shall be determined at the time such option is granted.

The 2004 Plan shall terminate ten years from the earlier of the date of its adoption by the Board of Directors or the date on which the 2004 Plan was approved by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote thereon, and no option shall be granted after termination of the 2004 Plan. Subject to certain restrictions, the 2004 Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Florida. We have granted 24,000,000 shares of our common stock under the 2004 Plan.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2004 and 2003. In addition, the table shows compensation for our current executive officers. Other than as set forth herein, no executive officer’s salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

		Annual Compensation			Long Term Compensation
					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)		Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Matthew J. Symonds	2004	-0-	-0-	-0-		-0-	-0-	-0-	-0-
President, Chief Executive Officer, Chief Financial Officer, Secretary, and Director

David L. Mayer	2004	-0-	-0-	-0-		-0-	-0-	-0-	-0-
Director

Thomas P. Fry (1)	2004	-0-	-0-	-0-		-0-	-0-	-0-	-0-
Director

Nicholas R. Barr (2)	2004	-0-	-0-	-0-		-0-	-0-	-0-	-0-
Former Director

Vincent Plenge (3)	2004	-0-	-0-	-0-	$	~ 56,000	-0-	-0-	-0-
Former Director

Paul B. Oettel (4)	2004	-0-	-0-	-0-	$	~ 322,000	-0-	-0-	-0-
Former Interim President and Director

Richard Jobling (5)	2004	-0-	-0-	-0-	$	~ 280,000	-0-	-0-	-0-
Former President, Chief Financial Officer, and Director

Charles Scheuerman (6)	2004	-0-	-0-	-0-		-0-	-0-	-0-	-0-
Former President and Director	2003	-0-	-0-	-0-		-0-	-0-	-0-	-0-

(1)	Dr. Thomas P. Fry was not appointed as a Director until March 22, 2005.
(2)	Mr. Nicholas R. Barr resigned as a Director effective April 11, 2005.
(3)	Mr. Vincent Plenge resigned as a Director effective March 22, 2005.
(4)
On October 29, 2004, Mr. Paul B. Oettel, a Director and our Interim President and Chief Executive Officer, delivered his resignation. There were no disagreements with Mr. Oettel and he remained with the Company in a new post in South America.

(5)	Mr. Jobling resigned from his positions as President, Chief Financial Officer, and a Director on October 25, 2004.
(6)	Mr. Schuerman resigned from our Board of Directors and from all executive officer positions effective March 18, 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR (Individual Grants)

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

Matthew J. Symonds	-0-	N/A	-0-	N/A
Vincent Plenge	-0-	N/A	-0-	N/A
Nicholas R. Barr	-0-	N/A	-0-	N/A
David L. Mayer	-0-	N/A	-0-	N/A
Paul B. Oettel	-0-	N/A	-0-	N/A
Richard Jobling	-0-	N/A	-0-	N/A
Charles Scheuerman	-0-	N/A	-0-	N/A

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Option/SARs at FY-End ($) Exercisable/Unexercisable

Matthew J. Symonds	-0-	N/A	-0-	N/A
Vincent Plenge	-0-	N/A	-0-	N/A
Nicholas R. Barr	-0-	N/A	-0-	N/A
David L. Mayer	-0-	N/A	-0-	N/A
Paul B. Oettel	-0-	N/A	-0-	N/A
Richard Jobling	-0-	N/A	-0-	N/A
Charles Scheuerman	-0-	N/A	-0-	N/A

None of our officers or directors is subject to an employment agreement. Upon appointment to the Board of Directors each of our Directors received 1,000,000 shares of our common stock, restricted in accordance with Rule 144, for their services to be rendered as a Director. If the Director stays with us for less than six months the shares are to be returned to us upon their resignation or termination. Mr. Symonds received an additional 500,000 shares for his position as our sole officer.

Board Meetings and Committees

Board Meetings

During the fiscal year ended December 31, 2004, the Board of Directors met on two occasions, and took action by unanimous written consent on numerous occasions.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have no disclosure required by this Item.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Galaxy Minerals, Inc. by The Lebrecht Group, APLC. The Lebrecht Group is the owner of 774,285 shares of our common stock.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

EXPERTS

The financial statements of Galaxy Minerals, Inc. (accounting and reporting successor to Golden Sand Eco-Protection, Inc.) as of December 31, 2004 and 2003 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Dohan and Company, CPA’s, P.A., given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004
AND DECEMBER 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Galaxy Minerals, Inc. and Subsidiary
(An Exploration Stage Company)
Lake Villa, Illinois

We have audited the accompanying consolidated balance sheet of Galaxy Minerals, Inc. and Subsidiary (An Exploration Stage Company) as of December 31, 2004, and the related consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2004 and 2003, and cumulative since inception (December 19, 1999) to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended and since inception (December 19, 1999) to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company is an exploration stage company, has continued to incur exploration stage losses, has used, rather than provided, cash from exploration stage activities and has an accumulated deficit of $12,906,029. These factors, and others, raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue operations is subject to its ability to secure additional capital to meet its obligations and to fund operations. Management’s plans in regard to these matters are also described in Note 3 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, CPAs, P.A.

Miami, Florida
April 29, 2005

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2004

ASSETS

Current assets
Cash and cash equivalents	$405,749
Marketable securities - trading	579,126
Deferred tax asset, less valuation allowance of $2,545,283	--
Total current assets	984,875

Investment in Langley Park Investment PLC	1,837,005
TOTAL ASSETS	$2,821,880

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$14,000
Total current liabilities	14,000

Minority interest in consolidated joint venture	(38,981)

Commitments and contingencies (Notes 5, 9, and 10)

Stockholders' equity
Preferred Stock - $.001 par value; 10,000,000 shares authorized, none issued and outstanding
Common stock - $.001par value; 500,000,000 shares authorized, 392,859,952 issued and outstanding	392,860
Additional paid-in-capital	15,578,815
Deficit accumulated during the exploration stage	(12,945,201)
Deficit	(179,613)
Total stockholders' equity	2,846,861
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,821,880

See notes to consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended		Cumulative to date since inception (December 19,1999)
	December 31,		to December 31,
	2004	2003	2004

EXPLORATION STAGE EXPENSES
Minerals property acquisition costs	7,120,000	--	7,120,000
Exploration costs	43,551	--	43,551
Laboratory fees	4,264	--	4,264
Interest expense	--	350	4,222
Professional and consulting fees	2,728,131	10,973	2,834,748
General and administrative	32,924	221	34,121
Impairment of investment	2,312,774	--	2,312,774
TOTAL EXPLORATION STAGE EXPENSES	12,241,644	11,544	12,353,680

EXPLORATION STAGE LOSS	(12,241,644)	(11,544)	(12,353,680)

OTHER EXPENSES
Loss on sale of marketable securities - realized	(87,407)	--	(87,407)
Loss on sale of marketable securities - unrealized	(543,095)	--	(543,095)
TOTAL OTHER EXPENSES	(630,502)	--	(630,502)

LOSS BEFORE PROVISION FOR INCOME TAXES	(12,872,146)	(11,544)	(12,984,182)

PROVISION FOR INCOME TAXES	--	--	--

MINORITY INTEREST IN NET LOSS OF CONSOLIDATED JOINT VENTURE	38,981	--	38,981
NET LOSS	$(12,833,165)	$(11,544)	$(12,945,201)
Net loss per common share, basic and fully diluted	$(0.04)	$(0.00)
Weighted average common shares outstanding basic and fully diluted	335,058,509	2,463,786

See notes to consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended		Cumulative since inception (December 19, 1999)
	December 31,		to December 31,
	2004	2003	2004
Cash flows from exploration stage activities
Net loss	$(12,833,165)	$(11,544)	$(12,945,201)
Adjustments to reconcile net loss to net cash used in operating activities
Loss on sale of marketable securities	630,502	--	630,502
Impairment of investment	2,312,774	--	2,312,774
Common stock issued for services	2,680,000	3,080	2,736,680
Common stock issued for minerals property acquisition costs	7,000,000	--	7,000,000
Accrued interest on loan payable officer	--	--	3,067
Increase (decrease) in:
Accounts payable and accrued expenses	6,396	(1,807)	14,000
Total adjustments	12,629,672	1,273	12,697,023
Net cash used in exploration stage activities	(203,493)	(10,271)	(248,178)

Cash flows from investing activities
Proceeds from sale of marketable securities	640,593	--	640,593
Net cash provided by investing activities	640,593	--	640,593

Cash flows from financing activities
Proceeds from sales of common stock	--	--	1,350
Capital Contribution from officer	7,604	9,200	16,804
Proceeds from shareholder loan	235,372	-	235,372
Proceeds from note payable officer	--	1,074	34,161
Payment of shareholder loans	(235,372)	--	(235,372)
Minority interest in consolidated joint venture	(38,981)	--	(38,981)
Net cash (used by) provided by financing activities	(31,377)	10,274	13,334

Net increase in cash	405,723	3	405,749
Cash, beginning of year	26	23	--
Cash, end of year	$405,749	$26	$405,749

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$--	$--	$--
Income taxes	$--	$--	$--

Non-cash financing Activities

Common stock issued for services	$2,680,000	$3,080	$2,736,680
Common stock issued for investment	$6,000,000	$--	$6,000,000
Common stock issued for minerals
property acquisition costs	$7,000,000	$--	$7,000,000
Common stock issued for commissions	$1,800,000	$--	$1,800,000
Advances contributed to capital by officer	$7,604	$37,228	$44,832
Unrealized loss on available-for-sale securities, net of deferred tax of $-	$324,310		$324,310

See notes to consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

							Deficit
							Accumulated
		Common Stock		Preferred	Additional		During	Total
	Value Per Share	Shares	$.001 Par	Stock $.001 Par	Paid-in Capital	Deficit	Development Stage	Stockholders' Equity

Shares issued for cash	0.05	32,400	$32	$--	$1,318	--	$--	$1,350
Shares issued in exchange for legal services - December 1999	0.05	62,400	63	--	2,537	--	--	2,600
Shares issued in exchange for management services - December 1999	0.001	1,140,000	1,140	--	(140)	--	--	1,000
Net loss		--	--	--	--	--	(17,300)	(17,300)
Balance, December 31, 1999		1,234,800	1,235	--	3,715	-	(17,300)	(12,350)

Shares issued in exchange for management services - December 2000	0.05	1,200,000	1,200	--	48,800	-	--	50,000
Net loss		--	--	--	--	--	(55,792)	(55,792)
Balance, December 31, 2000		2,434,800	2,435	--	52,515	--	(73,092)	(18,142)

Net loss		--	--	--	--	--	(11,033)	(11,033)
Balance, December 31, 2001		2,434,800	2,435	--	52,515	--	(84,125)	(29,175)

Net loss		--		--	--	--	(16,367)	(16,367)
Balance, December 31, 2002		2,434,800	2,435	--	52,515	--	(100,492)	(45,542)

Shares issued in exchange for financial services May 2003	0.02	46,200	46	-	3,034	--	--	3,080
Capital contributed by officer		--	--	--	46,428	--	--	46,428
Net Loss		--	--	--	--	--	(11,544)	(11,544)
Balance, December 31, 2003		2,481,000	2,481	--	101,977	--	(112,036)	(7,578)

Capital contribution by officer		--	--	--	7,604	--	--	7,604
Shares issued in reverse merger exchange of acquisition of Yellow Jacket Finance Limited February 2004		289,200,000	289,200	--	(109,587)	(179,613)	--	--
Shares issued in exchange for consulting services - April 2004	0.40	4,800,000	4,800	--	155,200	--	--	160,000
Shares issued in exchange for services provided by board of directors - April 2004	0.40	3,600,000	3,600	--	116,400	--	--	120,000
Shares issued in exchange for investment in Langley Park Investments PLC, net of finder's fee of $1,800,000 charged to additional paid-in capital - July 2004	0.38	37,894,740	37,895	-	4,162,105	--	--	4,200,000
Shares issued in exchange for investment in Amulet Holdings - August 2004	0.20	42,000,000	42,000	--	6,958,000	--	--	7,000,000
Shares issued in exchange for consulting services - August 2004	0.40	7,200,000	7,200	--	2,392,800	--	--	2,400,000
Shares issued in exchange for commission due to acquisition of Amulet Holdings investment - September 2004	0.38	5,684,212	5,684	--	1,794,316	--	--	1,800,000
Net Loss		--	--	--	--	--	(12,833,165)	(12,614,380)
Balance, December 31, 2004		392,859,952	$392,860	$--	$15,578,815	$(179,613)	$(12,945,201)	$3,065,646

See notes to consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Galaxy Minerals, Inc. and Subsidiary (f/k/a Golden Sand Eco-Protection, Inc.) ("the Company") (an exploration stage company) is a Florida corporation formed in December 1999, originally to provide memorial products and services through the Internet. On February 23, 2004, there was a change of control of the Company when the previous majority owner sold 7,550,000 shares, representing approximately 91% of the then issued common shares of the Company to Yellow Jacket Investments Limited, a British Virgin Islands company. Following the reverse acquisition of Yellow Jacket Finance Limited (a British Virgin Islands company) on April 20, 2004, the Company is engaged in the acquisition, development and exploitation of mineral assets.

Reverse Merger - The acquisition of Yellow Jacket Finance Limited was effected through a share exchange. The Company issued 241 million shares of its common stock in exchange for the entire share capital of Yellow Jacket Finance Limited. The transaction has been reflected in the accounts of the Company as a reverse merger. The aggregate par value of the 241 million shares issued by the Company has been applied first against additional paid-in capital, with the balance to deficit. Prior year financial statements have been restated to reflect the activity of Yellow Jacket Finance Limited.

Basis of Consolidation - The consolidated financial statements include the accounts of Galaxy Minerals, Inc. and its wholly-owned subsidiary, Yellow Jacket Finance Limited. All material intercompany balances and transactions were eliminated in the consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Advertising and Marketing Costs

Advertising and marketing costs are charged to operations in the period incurred. Advertising expense for the year ended December 31, 2004, was $1,615 and is included in "General and administrative expenses" in the consolidated statements of operations.

Fair Value of Financial Instruments

Financial instruments, including cash, securities, and accounts payable, are carried at amounts which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest which are consistent with market rates.

Concentrations of Credit Risk and Economic Dependence

Financial instruments, which potentially subject the Company to a concentration of credit risk, are cash and cash equivalents. The Company currently maintains a substantial portion of its day-to-day operating cash balances at a single financial institution. The Company had cash balances of $249,850 as of December 31, 2004, which are in excess of federally insured limit.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-based compensation

The Company accounts for its stock-based compensation arrangements with employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined.  Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

Recently Issued Accounting Pronouncements

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

In December 2003, the Financial Accounting Standards Board (FASB) issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46R). FIN 46R addresses consolidation by business enterprises of variable interest entities and significantly changes the consolidation application of consolidation policies to variable interest entities and, thus improves comparability between enterprises engaged in similar activities when those activities are conducted through variable interest entities. The Company does not hold any variable interest entities.

In November 2004, the FASB issued Statement No. 151, "Inventory Costs", to amend the guidance in Chapter 4, "Inventory Pricing", of FASB Accounting Research Bulletin (ARB) No. 43, "Restatement and Revision of Accounting Research Bulletins", which will become effective for the Company in fiscal year 2006. Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Statement requires that those items be recognized as current-period charges. Additionally, Statement 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. Management believes that the adoption of SFAS 151 will not affect the Company's financial position or results of operations.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions." Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have any impact on the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) "Share-Based Payments", which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, "Statement of Cash Flows". Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company expects the adoption of this standard will have a material impact on its financial statements assuming employee stock options are granted in the future.

The adoptions of these new pronouncements have not and, other than as noted above, are not expected to have a material effect on the Company's consolidated financial position or results of operations.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the dated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

Basic And Fully Diluted Net Loss Per Common Share - The Company follows the provisions of FASB Statement No. 128 (SFAS No. 128), "Earnings Per Share". SFAS No. 128 requires companies to present basic earnings per share (EPS) and diluted EPS, instead of primary and fully diluted EPS presentations that were formerly required by Accounting Principles Board Opinion No. 15, "Earnings Per Share". Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year.

Exploration Stage Company - The Company has been devoting its efforts to activities such as acquiring minerals projects, raising capital, establishing sources of information, and developing plans for the exploitation of its minerals assets. The Company has not yet generated any revenues and, as such, it is considered an exploration stage company.

Mineral Properties - Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclassifications - Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform to the current year presentation.

NOTE 2. INCOME TAXES

At December 31, 2004, the Company had a net operating loss carryforward of approximately $12,610,000 and a capital loss carryforward of approximately $90,000. The net operating loss may be carried forward to offset federal income taxes in various future years through year 2024 and the capital loss may be carried forward to future years through year 2009. During the year 2003, there was a significant ownership change in the Company as defined in Section 382 of the Internal Revenue Code. As a result of these changes, the Company's ability to utilize net operating losses available before the ownership change is restricted to a percentage of the market value of the Company at the time of the ownership change. Therefore, substantial net operating loss carryforwards will, in all likelihood, be reduced or eliminated in future years due to the change in ownership.

SFAS No. 109 provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that, a portion of the deferred income tax benefits will not be realized. It is management's opinion that the entire deferred tax benefit of $2,545,283 resulting from the net operating loss carryforward may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit of $2,545,283 has been established, resulting in no deferred tax benefit as of the balance sheet date.

NOTE 3. GOING CONCERN AND MANAGEMENT'S PLANS

As reflected in the accompanying financial statements, the Company incurred net losses of approximately $12,614,380 for the year ended December 31, 2004, and has an accumulated deficit of $12,906,029. The ability of the Company to continue as a going concern is dependent upon its ability to obtain financing and achieve profitable operations. Although the Company completed a financing via a stock swap with Langley Park Investments Plc of the UK on September 30, 2004, the Company cannot be sure of meeting its cash requirements until such time as it begins operations. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The business of acquiring, developing and exploiting minerals assets is contingent upon the ability to secure adequate financing. Management believes that this financing will be necessary in order to continue. The Company is actively pursuing several forms of equity financing, although there can be no assurances that we will be successful in procuring such financing or that it will be available on acceptable terms. The Company has concluded equity swaps with Langley Park Investments Plc and has liquidated a portion of this equity to meet ongoing cash commitments. However, it intends to actively initiate additional capital raising exercises to better position the Company.

NOTE 4. MARKETABLE SECURITIES

The Company classifies marketable securities in two categories: trading securities or available-for-sale securities. Trading securities are measured at fair value, with unrealized gains and losses included in income. Available-for-sale securities are measured at fair value, with net unrealized gains and losses reported in other comprehensive income. Available-for-sale securities with measured declines that are not considered temporary are included in income. The Company’s marketable equity securities have been classified as trading securities. Fair values for marketable securities are based on quoted market prices. The following is a summary of the Company’s investment in marketable equity securities as of December 31, 2004:

		Unrealized	Estimated
Securities	Cost	Losses	Fair Value

Langley Park Investments Plc	$1,122,221	($ 543,095)	$579,126

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS AND CONTINGENCIES

The Company has executive offices in the residence of one of its shareholders and its joint venture in the Yellow Jacket and Phoenix mines. The Company occupies approximately 200 square feet, free of charge.

The Company was informed that an action may have been filed in District Court against another company and that the Company may have been listed as a party under its former name, HeavenExpress.Com, Inc. The Company believes the action may have been filed on November 14, 2003, but that at no time since that date, has the Company been served with process nor to its knowledge has any effort been made to serve it with process. Pursuant to Federal Rule of Civil Procedure 4(m), since March 16, 2004, more than 120 days has passed since the filing of this action without the plaintiff ever attempting to serve the Company, the action is subject to being dismissed, and there has not been any effort by the plaintiff to seek to extend the time period within which to serve the Company.
In light of the foregoing, this action does not appear to constitute pending or threatened legal action against the Company at this point.

Oatman/Lexington Mines

On October 31, 2004, the Company entered into o joint venture agreement with Searchlight Exploration, LLC (“Searchlight”), an Arizona limited liability company, who owns the Oatman/LexingtonMines. The Oatman/Lexington Mines consist of 7 patented (privately-owned land where owner can mine or convey rights to the property) and 76 unpatented (government-owned land where the government has conveyed the right to mine the property) mining claims in and around Oatman, Arizona. Pursuant to a joint venture agreement the Company has the right to take samples and explore at this mine and must put at least $100,000 of work into the exploration and sampling at this mine. Under the agreement we pay $10,000 per quarter for the rights under this agreement. If the Company fails to make these payments, Searchlight has the right to terminate this agreement and disallow further exploration at the mine.

 Bonanza Project

On October 31, 2004, the Company entered into o joint venture agreement with Searchlight Exploration, LLC (Searchlight), an Arizona limited liability company, who owns the Bonanza Mine. The Bonanza Mine consists of approximately 5,000 acres of land located in Mohave County, Arizona. Pursuant to a joint venture agreement the Company has the right to take samples and explore at this mine and must put at least $100,000 of work into the exploration and sampling at this mine. Under the agreement the Company pays $10,000 per quarter for the rights under this agreement. If the Company fails to make these payments, Searchlight has the right to terminate this agreement and disallow further exploration at the mine.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004, the Company had no commitments with respect to the development of its mineral assets.

NOTE 6. REVERSE STOCK SPLIT

Pursuant to a resolution of the Directors, on April 15, 2004, the Company affected a 4-for-1 reverse stock split of its common stock. There were 8,270,000 shares of Common Stock outstanding prior to the reverse stock split. Immediately following the reverse stock split, there were 2,067,500 shares issued and outstanding. The prior year financial statements have been restated to reflect the reverse stock split.

NOTE 7. JOINT VENTURE

On February 14, 2004, Yellow Jacket Finance Limited ("YJF") and Stealth Enterprises, Inc. ("Stealth") entered into a Memorandum of Joint Venture Agreement "JV Agreement"). Under the terms of the JV Agreement, JYF and Stealth agreed to share the net proceeds from the exploitation of 52 mineral claims, totaling 1,040 acres, in Santa Cruz County, Arizona in the ratio 51:49 (YJF:Stealth). The minerals claims are owned by Stealth. Although YJF agreed to procure loans of up to $1.1 million for the exploitation of the Yellow Jacket and Phoenix mines, the Company expects to be able to fund the exploration from its own resources and has released YJF from its commitment. YJF, in turn, has released Yellow Jacket Investments Limited from its commitment to YJF. The Company acquired YJF on April 26, 2004, in a transaction accounted for as a reverse merger.

Because the Company has a 51% interest in the extracted minerals and no ownership of the mine, Stealth Enterprises owns 100 percent of the mine, the joint venture is not consolidated in the financial statements of the Company. Instead, the actual costs of exploration and extraction have been recorded in the financial statements.

NOTE 8. CONSULTING FEES AND DIRECTORS' FEES

On April 20, 2004, the Company issued 4,000,000 shares in consideration for consulting services pursuant to an S-8 Registration Statement. In addition, on the same day, 300,000 unrestricted and 700,000 restricted shares were issued to each of the three directors of the Company in consideration for directors' fees. The value of the Company's stock on April 20, 2004, was $0.04. The entire implied cost of the consulting fees and directors' fees of $280,000 was recognized as an expense in the statement of operations for the second quarter.

On August 19, 2004, the Company issued 6,000,000 shares in consideration for consulting services pursuant to an S-8 Registration Statement. The value of the Company's stock on August 19, 2004, was $0.40. The entire implied cost of the consulting fees of $2,400,000 was recognized as an expense in the statement of operations for the third quarter.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. STOCK SWAP WITH LANGLEY PARK INVESTMENTS PLC

On July 15, 2004, the Company entered into a conditional Stock Purchase Agreement with Langley Park Investments Plc. Pursuant to the agreement, the Company agreed to issue 31,578,950 shares of common stock, restricted in accordance with Rule 144 of the Securities Act of 1933, in exchange for a number of ordinary shares of Langley calculated by dividing the market value of the Company's common stock by the US dollar/pound sterling exchange rate at the close of business on the night before closing.

Langley was a privately-held foreign corporation, located in London, which was formed for the purpose of entering into similar stock exchange transactions and obtained a listing on the London Stock Exchange on September 30, 2004. Langley received the shares of common stock from escrow, subject to a two (2) year lock-up, and the Company received one-half (1/2) of the Langley shares with the other half remaining in escrow for two years. Two (2) years after the date of the agreement, the market value of the Company's common stock will be compared to the market value on the date of the agreement, which was agreed to be $0.38 per share, or $12,000,000. If the market value in two (2) years is the same or higher than it is now, then at that time the Company will receive all of the remaining Langley shares held in escrow. If the market value in two (2) years is lower than it is now, then for each percentage point decline in value, the Company must sell a corresponding percentage of the Langley shares still held in escrow back to Langley for nominal consideration, up to the maximum number of shares then held in escrow, and the balance are released to the Company. The market value of the Company's common stock is measured as the average closing bid price during the ten (10) trading days immediately before the two (2) year anniversary of the agreement.

In view of the lack of marketability, the size and the minority position of the holder, the issuance of Company common stock to Langley was deemed to have taken place at $0.19 for the purposes of the financial statements, a 50% discount to the $0.38 price in the Stock Purchase Agreement. The carrying value of the Langley shares was further impaired in light of trading of Langley shares on the London Stock Exchange.

In connection with the transaction, the Company agreed to pay a finders fee to a third party of 991,190 Langley shares (equal to 15% of the Langley shares received), plus 4,736,843 shares of Company common stock (equal to 15% of the number of shares of Company common stock issued to Langley) plus the same number of warrants over Company common stock with a strike price of $0.38. The entire finder’s fee was charged to additional paid-in capital.

NOTE 10. ACQUISITION OF RIGHTS TO CULLEBRILLAS MINE, PERU

On August 19, 2004, the Company entered into a Joint Venture Agreement with Javier Iparraguirre Segastegui of Peru. Segastegui owns a full and undivided interest in eight gold metallic mining concessions known as the "Cullebrillas Mine", consisting of from 41 to 957 hectares each. The purpose of this Agreement was to obtain a lease and rights to up to 90% of the net profits in the Cullebrillas Mine and an option to purchase the Mine. The term of the Agreement is ten years, with an option to extend the term for an additional ten years, until July 30, 2024.

GALAXY MINERALS, INC. AND SUBSIDIARY
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the terms of the Agreement, the Company paid $120,000 to Segastegui during the year. During the lease, the Company is obligated to commit $1,500,000 over eighteen months commencing September 15, 2004, for an initial exploration drilling program and, depending upon the results of that program may be required to commit further sums for capital expenditure. Upon presentation to Segastegui of the necessary findings, the Company will receive title to the Property. Segastegui will receive 10% net profits interest in Mine production and 5% net smelter returns royalty. Segastegui will also receive $1 per Troy ounce for each 1,000,000 ounces of gold validated in the proven gold reserve status, payable quarterly over five years.

At the same time, the Company entered into a compensation agreement with Amulet Holdings Limited, located in Seychelles, to compensate Amulet for its efforts and its waiver of rights in securing the Project Joint Venture Agreement. The Company issued Amulet 35,000,000 restricted 144 shares and, should production commence, Amulet will be entitled to 25% of the net proceeds, payable quarterly.

The cost of acquiring rights to the Cullebrillas mine, including the market value of the shares of common stock issued to Amulet, has been expensed in the quarter. The shares of common stock issued to Amulet were valued at 50% of market value to reflect lack of marketability, the size of the issuance and the minority position of Amulet.

NOTE 11. RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, a shareholder of the Company loaned the Company, $162,791 dollars for working capital, which was repaid during the year ended.

Also, during the year another shareholder loaned the Company $72,581 for working capital. This amount was repaid prior to the year ended.

NOTE 12. SUBSEQUENT EVENTS

20% STOCK DIVIDEND

On March 16, 2005, the Company declared a 20% stock dividend for stockholders of record as of March 31, 2005. The financial statements have been retroactively restated to reflect the 20% stock dividend.

GALAXY MINERALS, INC. AND SUBSIDIARY
F/K/A GOLDEN SAND ECO-PROTECTION, INC.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEET (UNAUDITED)
MARCH 31, 2005

ASSETS

Current assets
Cash and cash equivalents	$279,525
Miscellaneous receivable	54,022
Marketable securities - trading	525,676
Deferred tax asset, less valuation allowance of $3,105,137	--
Total current assets	859,222

Investment in Langley Park Investment PLC	1,837,005
$2,696,227

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$26,300
Total current liabilities	26,300
Minority interest in consolidated joint venture	(38,981)

Commitments and contingencies (Notes 4, 8, and 9)

Stockholders' equity
Preferred Stock - $.001 par value; 10,000,000 shares authorized, none issued and outstanding
Common stock - $.001par value; 500,000,000 shares authorized, 416,149,166 issued and outstanding	416,149
Stock subscription receivable	(25,020)
Additional paid-in-capital	16,483,859
Deficit accumulated during the exploration stage	(13,986,467)
Deficit	(179,613)
Total stockholders' equity	2,708,908
$2,696,227

See accompanying notes to the consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
F/K/A GOLDEN SAND ECO-PROTECTION, INC.
(AN EXPLORATION STAGE COMPANY)
STATEMENTS OF OPERATIONS (UNAUDITED)
	For the three months ended		Cumulative to date since inception (December 19,1999)
	March 31,		to March 31,
	2005	2004	2005

EXPLORATION STAGE EXPENSES
Minerals property acquisition costs		--	7,120,000
Exploration costs	174,150	--	217,701
Laboratory fees	1,121	--	5,385
Interest expense	--	--	4,222
Professional and consulting fees	837,125	2,000	3,671,873
Rent	6,000	--	6,000
General and administrative	23,441	159	57,562
Impairment of investment	--	--	2,312,774
TOTAL EXPLORATION STAGE EXPENSES	1,041,837	2,159	13,395,517

EXPLORATION STAGE LOSS	(1,041,837)	(2,159)	(13,395,517)

OTHER GAINS (LOSSES)
Loss on sale of marketable securities - realized	(57,578)	--	(144,985)
Gain (Loss) on sale of marketable securities - unrealized	58,149	--	(484,946)
TOTAL OTHER EXPENSES	571	--	(629,931)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,041,266)	(2,159)	(14,025,449)

PROVISION FOR INCOME TAXES	--	--	--

MINORITY INTEREST IN NET LOSS OF CONSOLIDATED JOINT VENTURE	--	56	38,981
NET LOSS	$(1,041,266)	$(2,103)	$(13,986,467)
Net loss per common share, basic and fully diluted	$(0.00)	$(0.00)
Weighted average common shares outstanding - basic and fully diluted	393,250,248	340,295,200

See accompanying notes to the consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
F/K/A GOLDEN SAND ECO-PROTECTION, INC.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

	For the three months ended		Cumulative since inception (December 19, 1999)
	March 31,		to March 31,
	2005	2004	2005
Cash flows from exploration stage activities
Net loss	$(1,041,266)	$(2,103)	$(13,986,467)
Adjustments to reconcile net loss to net cash used in operating activities
Loss on sale of marketable securities	(571)	-	629,931
Impairment of investments		-	2,312,774
Common stock issued for services	819,700	-	3,556,380
Common stock issued for minerals property
acquisition costs	-	-	7,000,000
Accrued interest on loan payable officer	-	-	3,067
Increase (decrease) in:
Accounts payable and accrued expenses	12,300	(5,585)	26,300
Total adjustments	831,429	(5,585)	13,528,452
Net cash used in exploration stage activities	(209,837)	(7,688)	(458,015)

Cash flows from investing activities
Proceeds from sale of marketable securities	-	-	640,593
Net cash provided by investing activities	-	-	640,593

Cash flows from financing activities
Proceeds from sales of common stock	83,613	-	84,963
Capital contribution from officer	-	7,604	16,804
Proceeds from shareholder loan	-	50,100	235,372
Proceeds from note payable officer	-	-	34,161
Payment of shareholder loans	-	-	(235,372)
Minority interest in consolidated joint venture	-	(56)	(38,981)
Net cash provided by financing activities	83,613	57,648	96,947

Net increase in cash	(126,224)	49,960	279,525
Cash, beginning of period	405,749	26	-
Cash, end of period	$279,525	$49,986	$279,525

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$-	$-	$-
Income taxes	$-	$-	$-

Non-cash financing Activities
Common stock issued for services	$819,700	$-	$3,556,380
Common stock issued for investment	$-	$-	$6,000,000
Common stock issued for minerals
property acquisition costs	$-	$-	$7,000,000
Common stock issued for commissions	$-	$-	$1,800,000
Advances contributed to capital by officer	$-	$-	$44,832
Gain from sale of marketable securities not received	$54,022	$-	$54,022

See accompanying notes to the consolidated financial statements.

GALAXY MINERALS, INC. AND SUBSIDIARY
F/K/A GOLDEN SAND ECO-PROTECTION, INC.
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Galaxy Minerals, Inc. and Subsidiary (f/k/a Golden Sand Eco-Protection, Inc.) ("the Company") (an exploration stage company) is a Florida corporation formed in December 1999, originally to provide memorial products and services through the Internet. On February 23, 2004, there was a change of control of the Company when previous majority owner sold 7,550,000 shares, representing approximately 91% of the then issued common shares of the Company to Yellow Jacket Investments Limited, a British Virgin Islands company. Following the reverse acquisition of Yellow Jacket Finance Limited (a British Virgin Islands company) on April 20, 2004, the Company is engaged in the acquisition, development and exploitation of mineral assets.

Reverse Merger - The acquisition of Yellow Jacket Finance Limited was effected through a share exchange. The Company issued 241 million shares of its common stock in exchange for the entire share capital of Yellow Jacket Finance Limited. The transaction has been reflected in the accounts of the Company as a reverse merger. The aggregate par value of the 241 million shares issued by the Company has been applied first against additional paid-in capital, with the balance to deficit. Prior year financial statements have been restated to show the activity of Yellow Jacket Finance Limited.

Basis of Consolidation - The consolidated financial statements include the accounts of Galaxy Minerals, Inc. and its wholly-owned subsidiary, Yellow Jacket Finance Limited. All material intercompany balances and transactions were eliminated in the consolidation.

Unaudited Consolidated Financial Statements - The unaudited consolidated financial statements as of and for the three months ended March 31, 2005 and 2004, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the dated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Income Taxes - The Company follows Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

Basic And Fully Diluted Net Loss Per Common Share - The Company follows the provisions of FASB Statement No. 128 (SFAS No. 128), "Earnings Per Share". SFAS No. 128 requires companies to present basic earnings per share (EPS) and diluted EPS, instead of primary and fully diluted EPS presentations that were formerly required by Accounting Principles Board Opinion No. 15, "Earnings Per Share". Basic EPS is computed by dividing net income or loss by the weighted average number of common shares outstanding during each year.

Exploration Stage Company - The Company has been devoting its efforts to activities such as acquiring minerals projects, raising capital, establishing sources of information, and developing plans for the exploitation of its minerals assets. The Company has not yet generated any revenues and, as such, it is considered an exploration stage company.

Mineral Properties - Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

NOTE 2. INCOME TAXES

At March 31, 2005, the Company had a net operating loss carryforward of approximately $14,100,000 and a capital loss carryforward of approximately $146,000. The net operating loss may be carried forward to offset federal income taxes in various future years through year 2024 and the capital loss may be carried forward to future years through 2009. During the year 2003, there was a significant ownership change in the Company as defined in Section 382 of the Internal Revenue Code. As a result of these changes, the Company's ability to utilize net operating losses available before the ownership change is restricted to a percentage of the market value of the Company at the time of the ownership change. Therefore, substantial net operating loss carryforwards will, in all likelihood, be reduced or eliminated in future years due to the change in ownership.

SFAS No. 109 provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance must be established to reduce deferred income tax benefits if it is more likely than not that, a portion of the deferred income tax benefits will not be realized. It is management's opinion that the entire deferred tax benefit of $3,105,137 resulting from the net operating loss carry forward may not be recognized in future years. Therefore, a valuation allowance equal to the deferred tax benefit of $3,105,137 has been established, resulting in no deferred tax benefit as of the balance sheet date.

NOTE 3. GOING CONCERN AND MANAGEMENT'S PLANS

As reflected in the accompanying financial statements, the Company incurred net losses of approximately $1,000,000 for the period ended March 31, 2005, and has an accumulated deficit of $14,166,080. The ability of the Company to continue as a going concern is dependent upon its ability to obtain financing and achieve profitable operations. Although the Company completed a financing via a stock swap with Langley Park Investments Plc of the UK on September 30, 2004, the Company cannot be sure of meeting its cash requirements until such time as it begins operations. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Our business of acquiring, developing and exploiting minerals assets is contingent upon our ability to secure adequate financing. Our management believes that this financing will be necessary in order for us to continue. We are actively pursuing several forms of equity financing, although there can be no assurances that we will be successful in procuring such financing or that it will be available on terms acceptable to us. We have concluded equity swaps with Langley Park Investments Plc and have liquidated a portion of this equity to meet ongoing cash commitments. However, we intend to actively initiate additional capital raising exercises to better position the Company.

NOTE 4. COMMITMENTS AND CONTINGENCIES

The Company has executive offices in the residence of one of its shareholders and its joint venture in the Yellow Jacket and Phoenix mines. The Company occupies approximately 200 square feet, for a monthly rental fee of $2,000.

The Company was informed that an action may have been filed in District Court against another company and that the Company may have been listed as a party under its former name, HeavenExpress.Com, Inc. The Company believes the action may have been filed on November 14, 2003, but that at no time since that date, has the Company been served with process nor to its knowledge has any effort been made to serve it with process. Pursuant to Federal Rule of Civil Procedure 4(m), since March 16, 2004, more than 120 days has passed since the filing of this action without the plaintiff ever attempting to serve the Company, the action is subject to being dismissed, and there has not been any effort by the plaintiff to seek to extend the time period within which to serve the Company.

In light of the foregoing, this action does not appear to constitute pending or threatened legal action against the Company at this point.

Oatman/Lexington Mines

On October 31, 2004, the Company entered into a joint venture agreement with Searchlight Exploration, LLC (Searchlight), an Arizona limited liability company, who owns the Oatman/Lexington Mines. The Oatman/Lexington Mines consist of 7 patented (privately-owned land where owner can mine or convey rights to the property) and 76 unpatented (government-owned land where the government has conveyed the right to mine the property) mining claims in and around Oatman, Arizona. Pursuant to a joint venture agreement the Company has the right to take samples and explore at this mine and must put at least $100,000 of the work into the exploration and sampling at this mine. Under the agreement we pay $10,000 per quarter for the rights. If the Company fails to make these payments, Searchlight has the right to terminate this agreement and disallow further exploration at the mine.

Bonanza Project

On March 14, 2005, the Company entered into a joint venture agreement with Searchlight Exploration, LLC, an Arizona limited liability company, which owns the mining and mineral rights to mines known as the Bonanza Project. The Bonanza Project consists of approximately 5,000 acres of land located in Mohave County, Arizona. Pursuant to the joint venture agreement, the Company has the right to take samples and explore at this mine and must put at least $100,000 of work into the exploration and sampling at this mine. Under the agreement the Company pays $5,000 up front, $10,000 per calendar quarter, and 250,000 shares of our common stock, restricted in accordance with Rule 144, for the rights granted to the Company under this agreement. If the Company fails to make these payments Searchlight has the right to terminate this agreement and disallow further exploration at this mine. Under the terms of the agreement the Company also owes Serpent Mining Limited 50,000,000 shares of its common stock, restricted in accordance with Rule 144, as a finder’s fee for locating the Bonanza Project. As of March 31, 2005, the Company had not issued the 250,000 shares to Searchlight or the 50,000,000 shares to Serpent.

As of March 31, 2005, the Company had no commitments with respect to the development of its mineral assets.

NOTE 5. STOCKHOLDERS’ EQUITY

Pursuant to a resolution of the Directors, on April 15, 2004, the Company affected a 4-for-1 reverse stock split of its common stock. There were 8,270,000 shares of common stock outstanding prior to the reverse stock split. Immediately following the reverse stock split, there were 2,067,500 shares issued and outstanding. The prior year financial statements have been restated to reflect the reverse stock split.

On March 16, 2005, the Company declared a 20% stock dividend for the stockholders of record as of March 31, 2005. The financial statements have been retroactively restated to reflect the 20% stock dividend.

NOTE 6. JOINT VENTURE

On February 14, 2004, Yellow Jacket Finance Limited ("YJF") and Stealth Enterprises, Inc. ("Stealth") entered into a Memorandum of Joint Venture Agreement "JV Agreement"). Under the terms of the JV Agreement, JYF and Stealth agreed to share the net proceeds from the exploitation of 52 mineral claims, totaling 1,040 acres, in Santa Cruz County, Arizona in the ratio 51:49. The minerals claims are owned by Stealth. Although YJF agreed to procure loans of up to $1.1 million for the exploitation of the Yellow Jacket and Phoenix mines, the Company expects to be able to fund the exploration from its own resources and has released YJF from its commitment. YJF, in turn, has released Yellow Jacket Investments Limited from its commitment to YJF. The Company acquired YJF on April 26, 2004, in a transaction accounted for as a reverse merger.

Because the Company has a 51% interest in the extracted minerals and no ownership of the mine, Stealth Enterprises owns 100 percent of the mine, the joint venture is not consolidated in the financial statements of the Company. Instead, the actual costs of exploration and extraction have been recorded in the financial statements.

NOTE 7. CONSULTING FEES AND DIRECTORS’ FEES

On January 27, 2005, the Company issued 250,000 restricted shares in consideration for consulting services rendered. In addition, on the same day, 1,000,000 restricted and 1,500,000 restricted shares were issued to two of the three directors of the Company in consideration for directors' fees. The value of the Company's stock on January 27, 2005, was $0.27. The entire implied cost of the consulting fees and directors' fees of $675,250 was recognized as an expense in the statement of operations for the quarter.

On February 17, 2005, the Company issued 5,800,000 shares in consideration for consulting services pursuant to a 2004 compensation agreement. The shares were issued at par value, $.001. The entire implied cost of the consulting fees of $5,800 was recognized as an expense in the statement of operations for the quarter.

On March 28, 2005, the Company issued 1,000,000 restricted shares to a director of the Company in consideration of directors’ fees. The value of the Company’s stock on March 28, 2005 was $0.19. The entire implied cost of director’s fees of $130,000 was recognized as an expense in the statement of operations for the quarter.

On March 29, 2005, the Company issued 8,600,000 shares in consideration for consulting services pursuant to a 2004 compensation agreement. In addition, on the same day the Company issued 50,000 shares for legal services rendered. The shares were issued at par value, $.001. The entire implied cost of $8,650 of services rendered was recognized as an expense in the statement of operations for the quarter.

NOTE 8. MARKETABLE SECURITIES

The company classifies marketable securities in two categories: trading securities and available-for-sale securities. Trading securities are measured at fair value, with unrealized gains and losses included in income. Available-for-sale securities are measured at fair value, with net unrealized gains and losses reported in other comprehensive income. Available-for-sale securities with measured declines that are not considered temporary are included in income. The company’s marketable equity securities have been classified as available-for-sale securities. Fair values for marketable securities are based on quoted market prices. The following is a summary of the company’s investment in marketable equity securities as of March 31, 2005:

		Unrealized	Estimated
Securities	Cost	Losses	Fair Value

Langley Park Investments Plc	$1,010,621	$484,946	$525,675

NOTE 9. SUBSEQUENT EVENT

On May 9, 2005, the Company entered into a securities purchase agreement with GCA Strategic Investment Fund Limited (“GCA Fund”), pursuant to which GCA Fund agreed to purchase Convertible Secured Promissory Notes not to exceed $6,000,000. Upon execution of the agreement GCA Fund purchased $2,200,000 of notes which provided the Company with $1,870,000 in cash. GCA Fund has the right to exchange the notes for common stock and stock warrants. On May 9, 2005, with the initial $2,200,000 Note, the Company issued GCA Fund a warrant to purchase 9,705,882 shares of our common stock, based on a closing bid price of the Company’s common stock of $0.034 per share. Under the terms of the agreement the exercise price for warrants issued under the financing deal is 105% of the closing bid price on the trading day prior to the issuance of the warrant, or $0.0357 per share for this initial warrant.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

		345,000,000 SHARES
_________________

TABLE OF CONTENTS		GALAXY MINERALS, INC.

	Page

Prospectus Summary	2
Risk Factors	4
Use of Proceeds	9
Determination of Offering Price	9
Dilution	10
Selling Stockholders	11
Plan of Distribution	12
Legal Proceedings	13
Management	13
Principal Stockholder	15	PROSPECTUS
Description of Securities	16
Interests of Experts and Counsel	17
Business	18
Management’s Plan of Operation	23
Description of Property	29
Certain Transactions	29	___________________, 2005
Market for Common Equity	30
Executive Compensation	31
Changes in Accountants	34
Legal Matters	34
Available Information	34
Experts	34
Index to Consolidated Financial Statements	35

Dealer Prospectus Delivery Obligation. Until ___________________, 2005; all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of our Articles of Incorporation, as amended, provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders.

Our bylaws do not further address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$1,250.00
Transfer Agent Fees	Approximately	$1,000.00
Costs of Printing and Engraving	Approximately	$1,000.00
Legal Fee	Approximately	$50,000.00
Accounting Fees	Approximately	$15,000.00
Total		$68,250.00

RECENT SALES OF UNREGISTERED SECURITIES

During the quarter ended June 30, 2004, we issued 154,000 shares of common stock for consulting services. The shares were valued at $.02 per share, or $3,080, which was the market price at the time of issuance.

During the quarter ended September 30, 2004, we issued 154,000 shares of common stock for consulting services during the period. The shares were valued at $.02 per share, or $3,080, which was the market price at the time of issuance.

On April 20, 2004, we issued 700,000 shares of our common stock, restricted in accordance with Rule 144, to each of our three directors, namely Richard N. Jobling, Paul B. Oettel, and Vincent Plenge, for an aggregate issuance of 2,100,000 shares. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholders were each accredited.

On August 25, 2004, we issued 31,578,950 shares of our common stock, restricted in accordance with Rule 144, to an unrelated third party pursuant to the terms of a Stock Purchase Agreement. The shares were issued pursuant to a contract dated July 15, 2004 and held in escrow until fulfillment of the contract on September 30, 2004. The issuance was exempt from registration pursuant to Regulation S, and the investor was accredited.

On September 1, 2004, we issued 4,736,842 shares of our common stock, restricted in accordance with Rule 144, to an unrelated third party for services related to the Stock Purchase Agreement entered into on August 25, 2004. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was a sophisticated investor.

On September 28, 2004, we issued 35,000,000 shares of our common stock, restricted in accordance with Rule 144, to an unrelated third party for services related to the consummation of a mining contract. The shares were issued pursuant to a contract dated August 19, 2004. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder was a sophisticated investor.

On January 27, 2005, we issued a total of 1,000,000 shares of our common stock, restricted in accordance with Rule 144, to David L. Mayer, one of our Directors. The stock was issued to Mr. Mayer in exchange for his agreement to serve on our Board of Directors. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations.

On January 27, 2005, we issued a total of 1,500,000 shares of our common stock, restricted in accordance with Rule 144, to Matthew J. Symonds, our Chief Executive Officer, Chief Financial Officer, Secretary, and one of our Directors. The stock was issued to Mr. Symonds in exchange for his agreement to serve as our sole officer and on our Board of Directors. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations.

On January 27, 2005, we issued a total of 250,000 shares of our common stock, restricted in accordance with Rule 144, to an unrelated consultant for his services relating to the due diligence conducted to close the stock purchase agreement with Langley Park Investments Plc. last year. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations.

Between March 14, 2005 and March 28, 2005, we issued a total of 1,198,678 shares of our common stock, restricted in accordance with Rule 144, to 32 foreign investors in offshore transactions pursuant to the terms of a stock purchase agreement. The issuance was exempt from registration pursuant to Regulation S of the Securities Act of 1933, and the shareholders are sophisticated, foreign investors who are familiar with our operations.

On March 28, 2005, we issued a total of 1,000,000 shares of our common stock, restricted in accordance with Rule 144, to Thomas Fry, one of our Directors. The stock was issued to Mr. Fry in exchange for his agreement to serve on our Board of Directors. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations.

On May 9, 2005, we issued a Convertible Secured Promissory Note in the principal amount of $2,200,000 and Warrants to purchase 9,705,882 shares of our common stock to one investor, GCA Strategic Investment Fund Limited (“GCA Fund”), in exchange for $1,870,000 in cash. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is accredited. The Note is due five years from its date of issuance and if we do not timely pay the Note in accordance with its terms it begins to accrue interest at a rate of twelve percent (12%) per annum. GCA Fund also has the option, at any time, to convert the amounts due under the Note into shares of our common stock. The number of shares of common stock to be issued upon each conversion shall be determined by dividing the amount to be converted by the conversion price in effect on the date a notice of conversion is delivered to us. The conversion price is equal to 95% of the average of the three lowest closing bid prices for the twenty (20) trading days immediately prior to the date of the related notice of conversion.

On June 30, 2005, we issued 714,285 shares of our common stock, restricted in accordance with Rule 144, to The Lebrecht Group, APLC, our legal counsel. The stock was issued as a fee for legal services. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the shareholder is a sophisticated investor and familiar with our operations.

EXHIBITS

2.1 (3)	Agreement and Plan of Reorganization dated as of April 16, 2004 between the Company and Yellow Jacket Finance Limited
3.1 (1)	Articles of Incorporation of HeavenExpress.com Inc.
3.2 (2)	Certificate of Amendment to the Articles of Incorporation of HeavenExpress.com Inc. filed March 4, 2002
3.3 (5)	Articles of Amendment to the Articles of Incorporation of HeavenExpress.com, Inc. filed September 3, 2003
3.4 (5)	Articles of Amendment to the Articles of Incorporation of HeavenExpress.com, Inc. filed April 7, 2004
3.5 (1)	Bylaws of HeavenExpress.com Inc.
4.1 (5)	Articles of Amendment to Articles of Incorporation of Golden Sand Eco-Protection, Inc. creating Series A Convertible Preferred Stock
4.2 (4)	2004 Equity Compensation Plan
5.1*	Legal Opinion of The Lebrecht Group, APLC
10.1 (6)	Stock Purchase Agreement with Langley Park Investments PLC dated July 15, 2004
10.2 (6)	Escrow Agreement dated July 15, 2004
10.3 (7)	Joint Venture Agreement with Javier Iparraguirre Segastegui dated August 19, 2004
10.4 (7)	Consulting Agreement with Scott Goldstein dated August 19, 2004
10.5 (7)	Compensation Agreement with Amulet Holdings Limited dated August 19, 2004
10.6 (8)	Registration Rights Agreement dated August 30, 2004
10.7 (8)	Letter Agreement with Amulet Holdings Limited dated August 30, 2004
10.8 (9)	Amended Joint Venture Agreement with Javier Iparraguirre Segastegui dated November 2, 2004
10.9 (9)	Title Certificate
10.10 (9)	Title Certificate (Spanish Version)
10.11 (10)	Joint Venture Agreement with Stealth Enterprises, Inc. and Oro Blanco Mining, LLC dated February 2004
10.12 (11)	Joint Venture Agreement with Searchlight Exploration, LLC dated October 31, 2004 (for the Oatman/Lexington Mines)
10.13 (11)	Joint Venture Agreement with Searchlight Exploration, LLC dated March 14, 2005 (for the Bonanza Project)
10.14 (12)	Securities Purchase Agreement with GCA Strategic Investment Fund Limited dated May 9, 2005
10.15 (12)	Form of Convertible Secured Promissory Note to GCA Strategic Investment Fund Limited
10.16 (12)	Form of Common Stock Purchase Warrant issued to GCA Strategic Investment Fund Limited
10.17 (12)	Security Agreement with GCA Strategic Investment Fund Limited dated May 9, 2005
10.18 (12)	Registration Rights Agreement with GCA Strategic Investment Fund Limited dated May 9, 2005
10.19 (12)	Escrow Agreement with GCA Strategic Investment Fund Limited dated May 9, 2005
10.20 (12)	Pledge Agreement with Scott Goldstein, Stealth Enterprises, Inc., Oro Blanco, LLC, GCA Strategic Investment Fund Limited dated May 6, 2005
10.21 (12)	Security Agreement with Oro Blanco Mining, LLC dated May 6, 2005
23.1	Consent of Dohan and Company, CPA’s, P.A.
23.3*	Consent of The Lebrecht Group, APLC (included in Exhibit 5.1)
99.1 (13)	Glossary of Terms Regarding Mineral Resources and Reserves

*	To be filed by amendment.
(1)	Incorporated by reference from our Registration Statement on Form SB-2 dated January 24, 2000 and filed with the Commission on January 27, 2000.
(2)	Incorporated by reference from our Current Report on Form 8-K dated and filed with the Commission on February 22, 2002.
(3)	Incorporated by reference from our Current Report on Form 8-K dated April 22, 2004 and filed with the Commission on April 26, 2004.
(4)	Incorporated by reference from our Registration Statement on Form S-8 dated April 21, 2004 and filed with the Commission on April 26, 2004.
(5)	Incorporated by reference from our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, dated August 12, 2004 and filed with the Commission on August 16, 2004.
(6)	Incorporated by reference from our Current Report on Form 8-K dated July 28, 2004 and filed with the Commission on July 29, 2004.
(7)	Incorporated by reference from our Current Report on Form 8-K dated August 30, 2004 and filed with the Commission on August 31, 2004.
(8)	Incorporated by reference from our Current Report on Form 8-K dated September 7, 2004 and filed with the Commission on September 8, 2004.
(9)	Incorporated by reference from our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, dated November 22, 2004, and filed with the Commission on November 23, 2004.
(10)	Incorporated by reference from our Current Report on Form 8-K dated April 16, 2004 and filed with the Commission on April 30, 2004.
(11)	Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2004, dated May 5, 2005, and filed with the Commission on May 9, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated May 9, 2005 and filed with the Commission on May 16, 2005.
(13)	Incorporated by reference from our Annual Report on Form 10-KSB for the year ended December 31, 2004, dated May 5, 2005 and filed with the Commission on May 9, 2005.

Undertakings

A.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.     We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Villa, State of Illinois on June 30, 2005.

GALAXY MINERALS, INC. Registrant

Date: June 30, 2005	By:	/s/ Matthew J. Symonds

Name: Matthew J. Symonds Its: Chief Executive Officer, Chief Financial Officer, and Secretary

In accordance with the requirements of the Securities Act of 1933, this report was signed by the following persons in the capacities and on the dates stated.

Dated: June 30, 2005	/s/ Matthew J. Symonds

By: Matthew J. Symonds, Director

Dated: June 30, 2005	/s/ David L. Mayer

By: David L. Mayer, Director

Dated: June 30, 2005	/s/ Dr. Thomas P. Fry

By: Dr. Thomas P. Fry, Director